UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Veeco Instruments Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

1 Terminal Drive • Plainview, New York 11803 U.S.A. • Phone (516) 677-0200 • Fax (516) 677-0380 • www.veeco.com
March 21, 2024
2024 Annual Meeting of Stockholders
Dear Fellow Stockholder:
On behalf of the Veeco Instruments Inc. Board of Directors, it is our pleasure to invite you to our 2024 Annual Meeting of Stockholders, to be held at 8:30 a.m. Eastern Time on Thursday, May 9, 2024.
This year’s annual meeting will be a “hybrid” stockholder meeting, meaning that stockholders will be able to attend the meeting (i) virtually via the internet by following the instructions set forth in the accompanying materials, or (ii) in person at Veeco’s headquarter offices located at Terminal Drive, Plainview, New York 11803.
At the Annual Meeting we will consider and vote on the following matters, and to transact such other business as may be properly brought before the meeting:
(1)
The election of three directors named in the attached proxy statement to hold office until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)
An amendment to Veeco’s 2019 Stock Incentive Plan to increase the number of authorized shares thereunder; and

(3)
The ratification of KPMG LLP as Veeco’s independent registered public accounting firm for 2024.

We will also conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers.
We use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. We believe this expedites stockholder’s receipt of proxy materials, lowers annual meeting costs, and conserves natural resources. As such, we are mailing to many stockholders a Notice of Internet Availability of Proxy Materials rather than copies of the Proxy Statement and our 2023 Annual Report to Stockholders on Form 10-K. The Notice contains instructions on how to access the proxy materials online, vote online and obtain a copy of our proxy materials.
Your vote is very important. We encourage you to sign and return your proxy card, or use the available telephone, internet or virtual Annual Meeting voting options, so that your shares will be represented and voted at the meeting.
Sincerely,
William J. Miller, Ph.D.
Chief Executive Officer

VEECO INSTRUMENTS INC.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
DATE AND TIME:	Thursday, May 9, 2024, 8:30 a.m., Eastern Time
PLACE:	Virtually at www.virtualshareholdermeeting.com/VECO2024 and in person at Veeco’s headquarter offices located at Terminal Drive, Plainview, New York 11803.
ITEMS OF BUSINESS:
1.
To elect three directors named in the proxy statement to hold office until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.
To approve an amendment to Veeco’s 2019 Stock Incentive Plan to increase the authorized shares of Veeco’s common stock thereunder by 3,500,000 shares;

3.
To approve, on a non-binding advisory basis, the compensation of our named executive officers;

4.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024; and

5.
To consider such other business as may properly come before the meeting.

WHO CAN VOTE:	You must be a stockholder of record at the close of business on March 13, 2024 to vote at the Annual Meeting.
INTERNET AVAILABILITY:	We are using the internet as our primary means of furnishing proxy materials to most of our stockholders. Rather than sending our stockholders a paper copy of our proxy materials, we are sending them a Notice of Internet Availability of Proxy Materials (“Notice”) with instructions for accessing the materials and voting their shares. The Proxy Statement and our 2023 Annual Report on Form 10-K are available free of charge at www.veeco.com.
PROXY VOTING:	We cordially invite you to participate in the Annual Meeting. You may vote in person at the Annual Meeting or by telephone, through the internet or by mailing your completed proxy card, following the instructions in the Notice and in the Proxy Statement.
By order of the Veeco Instruments Inc. Board of Directors, Kirk W. Mackey Vice President, General Counsel and Secretary March 21, 2024 Plainview, New York

i

PROXY STATEMENT SUMMARY
This summary highlights information relating to the items to be acted on at the Veeco Instruments Inc. (“Veeco” or the “Company”) 2024 Annual Meeting of Stockholders (“Annual Meeting”). For additional information, please refer to the information and discussions contained in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (“SEC”) on February 16, 2024 (the “Annual Report”).
Voting Matters and Board Recommendations
Proposal	Required Vote	Board Vote Recommendation
Proposal 1 Election of three nominees named herein as directors.	Each nominee must receive a majority of the votes cast.	FOR each nominee
Proposal 2 Approval of an Amendment to the 2019 Stock Incentive Plan.	This proposal will be considered approved if more votes are cast in favor than against.	FOR
Proposal 3 Advisory vote to approve the compensation of our named executive officers, or “Say on Pay.”	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR
Proposal 4 Ratification of the appointment of our independent registered public accounting firm for 2024.	This proposal will be considered approved if more votes are cast in favor than against.	FOR
How to Vote
Via the Internet	By Telephone	By Mail	At our Meeting

www.proxyvote.com	Call 1-800-690-6903	Follow the instructions on your proxy/voting instruction card	Attend our Annual Meeting virtually at www.virtualshareholder meeting.com/VECO2024 or in person and vote by the means provided
Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting but are not included in the vote count for the election of directors. Abstentions will not have an effect on the outcome of the votes for any of the proposals.
Summary of Information Regarding the Board of Directors
Members of Veeco’s Board of Directors (“Board of Directors” or the “Board”) are listed below. Ms. Raymond and Messrs. D’Amore and Jackson have been nominated for re-election to the Board.

		Director since	Independent(1)	Committee Membership
Name	Age			AC	CC	GC
Kathleen A. Bayless	67	2016	Yes	C/FE	M
Sujeet Chand, Ph.D.	66	2021	Yes			M
Richard A. D’Amore	70	1990	Yes (Chair)		M
Gordon Hunter	72	2010	Yes		C	M
Keith D. Jackson	68	2012	Yes	M/FE		C
William J. Miller, Ph.D.	55	2018	No
Lena Nicolaides, Ph.D.	53	2022	Yes			M
Mary Jane Raymond	63	2019	Yes	M/FE
Thomas St. Dennis	70	2016	Yes	M/FE	M

(1)
Independence determined based on NASDAQ rules.

AC — Audit Committee
CC — Compensation Committee
GC — Governance Committee
C — Chairperson
M — Member
FE — Audit Committee financial expert (as determined based on SEC rules)
Corporate Governance Specifics
Board and Other Governance Information	As of March 21, 2024
Size of Board as Nominated	9
Average Age of Director Nominees and Continuing Directors	64.9 years
Average Tenure of Director Nominees and Continuing Directors	9.4 years
Standard Deviation of Director Tenure	9.0 years
Percentage of Continuing Directors and Nominees who are Independent	88.9%
Percentage of Directors who attended all Board Meetings	88.9%
Number of Director Nominees and Continuing Directors Who Serve on More Than Three Public Company Boards (total, including the Company)	0
Number of Other Public Company Boards Served by Board Chairman	1
Directors Subject to Stock Ownership Guidelines (3x annual cash retainers)	Yes
Annual Election of Directors	No
Voting Standard	Majority
Plurality Voting Carve-out for Contested Elections	Yes
Independent Chairman	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board, Committee and Individual Director Self-Evaluations	Yes
Annual Independent Director Evaluation of Chief Executive Officer	Yes
Risk Oversight by Full Board and Committees	Yes
Board Orientation/Education Program	Yes
Code of Conduct Applicable to Directors	Yes
Stockholder Ability to Call Special Meetings	50% of Outstanding Shares
Stockholder Ability to Act by Written Consent	No
Poison Pill	No
Percentage of Multiple Voting Rights or Voting Certificates Relative to Total Voting Rights	0%
Percentage of Issued Share Capital Composed of Non-Voting Shares	0%

Executive Compensation Highlights
Here’s What We Do…
Pay for Performance.   We ensure that the compensation of our executives tracks the Company’s performance and reflects our belief that the ratio of performance-based compensation to fixed compensation should increase with the level of the executive.
Annual Say-on-Pay Vote.   We conduct an annual Say-on-Pay advisory vote.
Peer Group Selection.   We review our compensation peer group annually, making adjustments as appropriate to ensure that our peers (1) operate in the semiconductor equipment and adjacent industry segments, (2) are neither excessively large or small compared to Veeco, and (3) reflect a range of companies where Veeco is at or around the median from both a revenue and market cap perspective.
Performance-based Long-Term Incentives.   The majority of the long-term incentives provided to our 2023 named executive officers (“NEOs”, who are identified in the Summary Compensation Table in this Proxy Statement) are granted in the form of performance-based restricted stock units that feature a three-year performance period, are subject to 100% forfeiture, and are earned based on a comparison of Veeco’s total shareholder return to that of the Russell 2000 Index (“R2000”). Beginning in 2022, stretch targets were incorporated in the awards; target awards will not be earned unless total shareholder return (“TSR”) performance is at or above the 55th percentile of the peer group.
Capped Award Payouts.   Cash payments earned under the annual Management Bonus Plan are capped at 2 times target.
Stock Ownership Guidelines.   Our stock ownership guidelines require our NEOs and members of our Board of Directors to hold Veeco stock in a specified multiple of their base salaries or annual cash retainers, as applicable. Our Chief Executive Officer (“CEO”) is required to hold Veeco stock with a value equal to at least 6 times his base salary.
Responsibly Administered Incentive Compensation Programs.   The Board, with support from Veeco management, has consistently exercised negative discretion where appropriate in the case of unintended consequences.
Minimum Vesting Period.   Time-based equity awards feature vesting periods which are typically three years in length, and our 2019 Stock Incentive Plan specifies a one-year minimum vesting period for equity awards, with limited exceptions.
Stock Option Provisions.   Our 2019 Stock Incentive Plan prohibits the cash buyout of underwater stock options and the repricing of stock options without stockholder approval. The Company has not engaged in either of these practices.
Double-Trigger Change in Control Arrangements.   Our policy requires both a change in control and termination of employment before change in control benefits are triggered.
Clawback Policies.   In 2023, our Board of Directors adopted a Compensation Recoupment Policy for Executive Officers, which complies with recently issued SEC regulations and which requires the return and forfeiture by our executive officers, in applicable circumstances, of erroneously awarded incentive-based compensation associated with a financial restatement, even where the particular executive officer has not engaged in any wrongdoing. In addition, for Veeco’s non-executive officer employees, Veeco maintains a recoupment policy which provides that all forms of incentive compensation and equity-based compensation awards are subject to recoupment and forfeiture in the event of a financial restatement due to fraud or intentional illegal conduct by the employee.
Annual Bonus.   Amounts that can be earned under our annual incentive programs are based solely on performance against corporate financial and individual goals.
Stockholder Engagement.   We routinely engage with stockholders and, as appropriate, with proxy advisory firms, to better understand their perspectives regarding executive compensation best practices, and we have incorporated many of these practices into our executive compensation programs.

Here’s What We Don’t Do…
No Multi-Year Guarantees.   We do not offer multi-year guarantees for salary increases, bonuses or equity awards.
No Overly Generous Change in Control Benefits.   We have used change in control protections sparingly and have limited cash payments to 1.5 to 2.0 times base salary and bonus.
No Change in Control Severance Tax Gross-Ups.   We do not provide tax gross ups for benefits that may become payable in connection with a change in control.
No Hedging and/or Pledging.   Our Securities Trading Policy prohibits all employees and directors from hedging or pledging their Veeco shares.
Limited Pension Benefits.   We do not maintain a defined benefit pension plan or a supplemental executive retirement plan. The Company’s 401(k) savings plan is our only pension benefit.
No Retirement Benefits.   We do not offer retirement health and welfare benefits to our employees.
No Excessive Perquisites.   We do not provide executives with perquisites such as financial planning, use of corporate aircraft, or the like.

STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of Veeco common stock as of March 13, 2024 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Veeco common stock, (ii) each director of the Company, (iii) each named executive officer identified in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and named executive officers as a group. Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Veeco common stock that each of them beneficially owns, subject to community property laws where applicable.
	Shares of Common Stock Beneficially Owned(1)			Percentage of Total Shares Outstanding(1)
	Shares	Options	Total
5% or Greater Stockholders:
BlackRock, Inc.(2)	8,694,097	—	8,694,097	15.4%
The Vanguard Group(3)	6,739,727	—	6,739,727	11.9%
Invesco Ltd.(4)	3,663,825	—	3,663,825	6.5%
Neuberger Berman Group LLC(5)	3,423,251	—	3,423,251	6.1%
Directors:
Kathleen A. Bayless	56,667	—	56,667	*
Sujeet Chand, Ph.D.	18,166	—	18,166	*
Richard A. D’Amore	141,382	—	141,382	*
Gordon Hunter	75,041	—	75,041	*
Keith D. Jackson	71,241	—	71,241	*
William J. Miller, Ph.D.	500,077	—	500,077	*
Lena Nicolaides, Ph.D.	10,559	—	10,599	*
Mary Jane Raymond	24,320	—	24,320	*
Thomas St. Dennis	52,184	—	52,184	*
Named Executive Officers:
William J. Miller, Ph.D.	500,077	—	500,077	*
John Kiernan	79,560(6)	—	79,560	*
Adrian Devasahayam, Ph.D.	72,278	—	72,278	*
Peter Porshnev, Ph.D.	113,686	10,000	123,686	*
Susan Wilkerson	43,675	—	43,675	*
All Directors and Executive Officers as a Group (13 persons)	1,258,836	10,000	1,268,836	2.2%

*
Less than 1%.

(1)
A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options. Shares owned include unvested restricted stock awards (but do not include unvested restricted stock units). Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 22, 2024. The address of this holder is 50 Hudson Yards, New York, New York 10001.

(3)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024. The address of this holder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2024. The address of this holder is 1331 Spring Street NW, Suite 2500, Atlanta, Georgia 30309.

(5)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2024. The address of this holder is 1290 Avenue of the Americas, New York, New York 10104.

(6)
For Mr. Kiernan, includes 65,459 shares held in a family trust, for which Mr. Kiernan and his wife are co-trustees.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late or failed to file a required report. We note that two Form 4 reports, pertaining to sales of Veeco stock by our Chief Executive Officer and Chief Financial Officer under their 10b5-1 trading plans, were inadvertently filed five days late. Other than these two late filings, based on our review of forms we received, or written representations from reporting persons, we believe that during 2023 all Section 16(a) filing requirements were satisfied on a timely basis.

GOVERNANCE
Governance Highlights
Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders. To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies. The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and other findings, and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and by the NASDAQ Stock Market LLC (“NASDAQ”).
Veeco’s Corporate Governance Guidelines require that at least two-thirds of the Board of Directors must be independent in accordance with the NASDAQ listing standards. In fact, eight of Veeco’s nine directors are independent (88.9%), and none serve on more than two other public company boards. With one director/one meeting exception, all of Veeco’s directors attended each Board meeting held in 2023, together with all applicable committee meetings, for which they were eligible to attend. Veeco completes a Board, committee and individual director self-evaluation process annually, and the independent directors, guided by the independent Chairman, meet regularly without management and perform an annual performance assessment of our CEO.
Governance Policies and Practices
Veeco has instituted a variety of policies and practices to foster and maintain sound and effective corporate governance, including the following:
Corporate Governance Guidelines — Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee on a periodic basis. The Corporate Governance Guidelines govern director qualifications, conflicts of interest, succession planning, annual board self-assessment and other governance matters.
Code of Conduct — Veeco maintains written standards of business conduct applicable to all of its employees worldwide.
Code of Ethics for Senior Financial Officers — Veeco maintains a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules and regulations.
Human Rights Policy — As reflected in the Company’s Human Rights Policy, Veeco is committed to upholding the rights of workers and to treating them with dignity and respect as understood by international standards.
Environmental and Social Responsibility Statement — Veeco has published, and adheres to, an Environmental and Social Responsibility Statement, which applies to Veeco’s employees and our suppliers. In addition, in March of 2024, Veeco published its fifth Sustainability Report, documenting Veeco’s commitment to building and executing an enduring sustainability strategy.
Supplier Code of Conduct — The Company’s Supplier Code of Conduct documents our expectations, and requirements, of Veeco’s suppliers and other service providers, in an effort to ensure safe working conditions, the proper treatment of employees, and the sourcing, manufacturing and distribution of products in a responsible and environmentally friendly manner.
Conflict Minerals Policy — Veeco maintains and enforces a written policy that applies to the Conflict Minerals rule of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act.
Director Education Policy — Veeco has adopted a written policy pursuant to which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs. All of Veeco’s Board members have attended one or more director education programs within the past five years.

Disclosure Policy — Veeco maintains a written policy that applies to all of its employees regarding the proper dissemination of Company information.
Board Committee Charters — Each of the Board’s Audit, Compensation and Governance Committees has and maintains a written charter adopted by the Board which establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.
Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the “Investors” page.
Independence of the Board
Veeco’s Corporate Governance Guidelines require that at least two-thirds of the Board of Directors be independent in accordance with the NASDAQ listing standards. In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and must be approved in advance by either the Chair of the Governance Committee or the Company’s General Counsel, who will consider the anticipated nature and time involved in such service, possible conflicts of interest, and other matters such as over-boarding policies established by proxy advisory firms, investors and other entities.
Independence of Current Directors.   With the exception of Dr. Miller, the Company’s CEO, all of the Company’s directors are “independent” within the meaning of the applicable NASDAQ listing standards.
Independence of Committee Members.   All members of Veeco’s Audit, Compensation and Governance Committees are “independent” in accordance with NASDAQ listing standards.
Compensation Committee Interlocks and Insider Participation.   During 2023, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee. No current or past executive officer of Veeco serves on our Compensation Committee. The members of our Compensation Committee are Ms. Bayless and Messrs. D’Amore, Hunter and St. Dennis.
Board Access to Employees and Independent Advisors.   The Board members have full and free access to the officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Board committee deems necessary.
Director Resignation Upon Change in Employment.   Veeco’s Corporate Governance Guidelines require that a director submit his or her resignation if he or she (i) changes his or her principal employment from what it was when he or she was elected as a director, (ii) undergoes a change affecting his or her qualification as a director, or (iii) fails to receive the required number of votes for re-election. Upon receipt of such notice, the Board is required to determine whether to accept or reject the resignation. If the resignation is tendered for failure to receive the required number of votes for re-election, the Governance Committee will inform the Board of any action it recommends be taken.
Board Leadership Structure
The Veeco Board of Directors is chaired by Mr. D’Amore, who the Board has determined to be independent. Mr. D’Amore has an in-depth knowledge of Veeco and its operations and has served as a member on other public and private company boards. Veeco believes that Mr. D’Amore’s strong business background and experience overseeing company management has served and will serve Veeco very well.
As Chairman, Mr. D’Amore’s duties include, among others:
•
collaborating with the CEO in setting the agenda for Board meetings, with input from other Board members;

•
moderating executive sessions of the full Board;

•
coordinating the activities and chairing meetings of the Board’s independent directors;

•
upon invitation, attending meetings of any of the Board committees of which he is not a member;

•
overseeing the annual performance evaluation of the CEO and conveying to the CEO, together with the Chair of the Compensation Committee, the results of the CEO’s performance evaluation;

•
reviewing proposals submitted by stockholders for action at meetings of stockholders and, depending on the subject matter, determining the appropriate body, among the Board and any of the Board committees, to evaluate and assess each such proposal;

•
as requested by the Board, providing reports to the Board on the Chairman’s activities; and

•
performing such other duties as the Board may reasonably request from time to time.

Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding, and the risks associated with, the Company’s strategy, finances and operations. The Audit Committee is responsible for oversight of the Company’s risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance. The Audit Committee undertakes, at least annually, a review to evaluate these risks. Individual members of the Audit Committee are each assigned an area of risk to oversee. The members then meet separately with Company management responsible for the particular area, including the Company’s Chief Financial Officer (“CFO”), General Counsel, and internal auditor, and report to the Audit Committee on any matters identified during such discussions with management. In addition, the Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, Board member succession planning, and the development and implementation of the Company’s corporate governance principles. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing their management, the entire Board is regularly informed about such risks through committee reports.
Compensation Risk
The Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that, as a whole, they are appropriately structured and do not pose a material risk to the Company. Our compensation programs are intended to reward the management team and other employees for strong performance over the long term, with consideration of near-term actions and results that strengthen and grow our Company. We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions mitigates the likelihood that individuals will be encouraged to undertake excessive or inappropriate risk. Further, our compensation program administration is subject to considerable internal controls and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.
Board Meetings and Committees
During 2023, the Board of Directors held six meetings. It is the policy of the Board to hold, as appropriate, executive sessions without management at regularly scheduled board and committee meetings and as requested by a director. The Chairman of the Board or Committee Chair, as applicable, presides over these executive sessions. All members of the Board are welcome to attend the Annual Meeting of Stockholders. In 2023, no directors attended the Annual Meeting. The Board has established the following committees: an Audit Committee, a Compensation Committee and a Governance Committee.
Audit Committee.   As defined in Section 3(a)(58)(A) of the Exchange Act, the Company established an Audit Committee, which reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm. The Audit Committee consists of Messrs. Jackson and St. Dennis and Mss. Raymond and Bayless (Chair). The Board has determined that all members of the Audit Committee are financially literate as that term is defined by NASDAQ and by applicable SEC rules. The Board has further determined that all members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. During 2023, the Audit Committee met seven times.

Compensation Committee.   The Compensation Committee sets the compensation levels of senior management and administers Veeco’s equity compensation plans. All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended). None of the members of the Compensation Committee have interlocking relationships as defined by the SEC. The Compensation Committee consists of Ms. Bayless and Messrs. D’Amore, St. Dennis and Hunter (Chair). During 2023, the Compensation Committee met five times.
Governance Committee.   The Company’s Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco. Primary oversight of Veeco’s sustainability efforts and its ESG practices has been assigned to the Governance Committee. In addition, the Governance Committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto, as more fully described below. The Governance Committee is comprised entirely of independent directors, as defined by the NASDAQ listing standards, and consists of Drs. Chand and Nicolaides and Messrs. Hunter and Jackson (Chair). During 2023, the Governance Committee met four times.
Board Composition and Nomination Process
Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board. When doing so, the Governance Committee will take into consideration factors such as the Board’s current composition, including areas of expertise, diversity, and balance of inside, outside and independent directors, and the general qualifications of potential nominees as described in our Corporate Governance Guidelines. In selecting the director nominees, the Board endeavors to establish a balance of experience and background in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries in which the Company operates, understanding of manufacturing and services, strategic vision, knowledge of international markets, marketing, research and development and other areas relevant to the Company’s businesses. The Governance Committee will consider diversity among the Board members, in terms of business experience, professional expertise, geography, gender, sexual orientation, age, ethnicity and race, when recommending nominees to serve as members of the Board. In any particular situation, the Governance Committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board. Under our Corporate Governance Guidelines, the Board conducts an annual self-evaluation, including an assessment of the make-up of the Board as a whole. The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.
The following matrix highlights certain key skills, qualities, attributes, and experiences of our Board members. The matrix is intended to depict notable areas of focus for each director, and not having a mark does not mean that a particular director does not possess that qualification or skill. Board members have developed competencies in these skills through education, direct experience, and oversight responsibilities. Additional background information on each director appears in their biography.
Board Skills & Experience Matrix as of March 21, 2024
DIRECTOR SKILLS & EXPERIENCE	Bayless	Chand	D’Amore	Hunter	Jackson	Miller	Nicolaides	Raymond	St. Dennis
Cybersecurity	•	•		•	•
Environment, Climate & Sustainability				•	•	•		•
Human Capital Management	•	•	•	•	•	•	•	•	•
Risk Management	•	•	•	•	•	•	•	•	•

Cybersecurity:   Directors with experience or expertise in information security, data privacy, and cybersecurity are uniquely qualified to oversee our product and services roadmap as well as privacy and cybersecurity risks.
Environment, Climate & Sustainability:   Directors with experience leading efforts to mitigate climate change and other environmental impacts are well qualified to oversee our environmental programs and product development.
Human Capital Management:   Directors with experience managing people and teams, including recruitment, retention, development, compensation, and incentivization of key talent, provide strategic value in overseeing our efforts to recruit, retain, and develop our people and teams and in determining compensation for our CEO and other senior executives.
Risk Management:   Experience identifying, managing, or mitigating risks develops a director’s ability to appreciate, anticipate, and effectively oversee the Company’s risk management.
Our Board’s diversity, in terms of gender, race, ethnicity and other characteristics, is reflected in the following table (which information is based on voluntary self-identification by each director):

Board Diversity Matrix as of March 21, 2024
Total Number of Directors: 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Compensation of Directors
Veeco’s Director Compensation Policy provides that members of the Board of Directors who are not employees of Veeco shall be paid a quarterly retainer in the amount of $17,500. Additional quarterly retainers are paid for committee membership, as follows:
Board Committee	Quarterly Retainer for Non-Chair Membership ($)	Quarterly Retainer for Chair Membership ($)
Audit	2,500	6,250
Compensation	1,875	3,750
Governance	1,250	2,500
An additional quarterly retainer in the amount of $12,500 is paid for service as the Board Chairman. Board members do not receive fees for attending meetings either in person or telephonically.
Each non-employee Director shall also receive an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time. For 2023, the Compensation Committee determined that the value of this annual award should be $140,000 per director. The restrictions on these shares lapse on the earlier of the first anniversary of the date of grant or the date immediately preceding the date of the next annual meeting of stockholders. In addition, the Company’s Director Compensation Policy gives the Board the authority to compensate directors who perform significant additional services on behalf of the Board or a Committee. Such compensation is to be determined by the Board in its discretion, taking into consideration the scope and extent of such additional services. The Company’s 2019 Stock Incentive Plan places an annual limit on total Director compensation in the amount of $400,000. Directors who are employees, currently only Dr. Miller, do not receive additional compensation for serving as directors.
The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2023.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Kathleen A. Bayless	100,172	140,000	—	240,172
Sujeet Chand	75,000	140,000	—	215,000
Richard A. D’Amore	127,500	140,000	—	267,500
Gordon Hunter	90,000	140,000	—	230,000
Keith D. Jackson	90,000	140,000	—	230,000
Lena Nicolaides	73,750	70,000	—	143,750
Mary Jane Raymond	80,000	140,000	—	220,000
Peter J. Simone(4)	42,500	—	—	30,824
Thomas St. Dennis	84,396	140,000	—	224,396

(1)
Represents the sum of quarterly retainers paid for Board service during 2023.

(2)
Reflects awards of 6,760 shares of restricted stock to each director on May 12, 2023 with the exception of Dr. Nicolaides, who received a pro-rata award of 3,380 shares of restricted stock on May 12, 2023 in accordance with the Company’s Board Compensation Policy. These restricted stock awards vest on the earlier of (i) the first anniversary of the date of grant, and (ii) the date immediately preceding the date of the next annual meeting of stockholders. In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $20.71 per share for the awards made on May 12, 2023.

(3)
As of December 31, 2023, there were outstanding the following aggregate numbers of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End
Name	Stock Awards (#)	Option Awards (#)
Kathleen A. Bayless	6,760	—
Sujeet Chand	6,760	—
Richard A. D’Amore	6,760	—
Gordon Hunter	6,760	—
Keith D. Jackson	6,760	—
Lena Nicolaides	3,380	—
Mary Jane Raymond	6,760	—
Thomas St. Dennis	6,760	—

(4)
Consistent with the retirement age provisions of Veeco’s Corporate Governance Guidelines, Mr. Simone retired from the Veeco Board effective May 11, 2023.

Stock Ownership Guidelines: Directors
Under the Company’s Stock Ownership Guidelines, Directors are required to hold Veeco stock with a value equal to at least three times the Directors’ annual cash retainers (excluding retainers for committee or

Board Chair service), measured as of February 1st of the most recently completed year and subject to a 5-year phase-in period. All Directors are currently in compliance with our Stock Ownership Guidelines or have a period of time remaining to meet the required ownership level.
Certain Contractual Arrangements with Directors and Executive Officers
Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers. Generally, the indemnification agreements are designed to provide the maximum protection permitted under Delaware law for the indemnification of a covered individual. The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service to the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified. Under the indemnification agreements, a covered individual will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.
Corporate Social Responsibility
Veeco remains strongly committed to environmental and social responsibility programs that apply across our organization and to our business partners. These programs are based on our six core values and are integral to our corporate culture. Our core values are:
•
We will always put our CUSTOMERS first

•
We will never compromise on SAFETY

•
We will always demonstrate RESPECT

•
We will never stop IMPROVING

•
We will always be ACCOUNTABLE

•
We will never forget that DIVERSITY & INCLUSION make us stronger

We are committed to upholding the highest levels of integrity and are working to improve social, ethical, safety and environmental conditions across the Company.
In March of 2024, Veeco published its fifth Sustainability Report, in which we formally disclose various environmental, social and governance (“ESG”) initiatives which demonstrate our commitment to corporate social responsibilities (“CSR”). Our goals outlined in this report represent significant progress in our efforts and provide an update on our continued journey to becoming a more transparent and sustainable company. Key elements of our CSR strategy include the following:
ESG Governance:   Primary oversight of the Company’s sustainability efforts and its ESG practices has been assigned to the Governance Committee, which serves as the Company’s sustainability committee and is comprised entirely of independent directors. The Governance Committee receives ESG updates from management on a biannual basis, and more frequently as needed or appropriate. In addition to the fact that ESG is a recurring topic at the Governance Committee meetings, the Governance Committee invites, on a periodic basis, outside legal counsel to present on ESG topics and evolving trends. Following each Governance Committee meeting, the Chair of the Governance Committee provides an update to the Board. In addition, the Compensation Committee maintains oversight of workforce-related matters, including Company culture, while the Audit Committee maintains oversight of various ethical and legal compliance matters.
Veeco’s ESG Leadership Team is responsible for updating the Board on ESG matters and implementing related strategies and initiatives. This cross-functional team consists of members from the following Veeco departments: Environmental, Health & Safety, Quality & Customer Satisfaction, Engineering, Information Technology, Human Resources, Supply Chain, Investor Relations, Finance, Marketing, and Legal. In 2021, Veeco added its first CSR dedicated professional to the ESG Leadership Team. Our enhanced and evolving

ESG oversight and management are a testament to our commitment to corporate responsibility and stakeholder engagement.
Workplace:   We believe that a diverse and motivated workforce is vital to our success. We are committed to fair treatment, equal opportunity and an environment free from unlawful discrimination. We foster personal and professional development with on-site and virtual resources that enhance both mental and physical health of our employees. Our Human Rights Policy formalizes our commitment to preserving and promoting the fundamental rights of others. Furthermore, as a condition of doing business with Veeco, our suppliers, vendors, consultants and service providers are required to follow our Supplier Code of Conduct, which requires safe working conditions, treating workers with dignity and respect, acting fairly and ethically, using environmentally responsible practices whenever conducting business with Veeco, and accepting and promoting workforce diversity in race, ethnicity, gender, sexual orientation, socioeconomic status, disability and age, among other characteristics.
Community:   We recognize and welcome our obligation to be a responsible member of our communities. With offices worldwide and a diverse workforce, we strive to align with employees on initiatives that matter most. Whether promoting STEM education for high school and college students, building homes with Habitat for Humanity, or collecting toys for local children’s charities, we make it our mission to give back.
Sustainability:   Environmental, health and safety responsibilities are integral to producing world-class products. We strive to minimize adverse effects on the community and to protect natural resources. Ensuring a safe work environment, managing waste, and obtaining parts and components from responsible sources is at the core of everything we do.
Quality:   At Veeco, we work hard to earn the trust of our customers through systematic, ongoing improvement. Every employee is responsible for taking appropriate action to ensure the high-quality of our products and services, and to meet or exceed our customers’ requirements and expectations. Achieving exceptional quality and customer satisfaction is driven by three key commitments:
1.
To consistently provide the highest quality products and services through strong partnerships with our suppliers, a passion for improving our performance, and close collaboration with our customers.

2.
To develop products that solve our customers’ most difficult problems using practices and processes designed to ensure we meet our customers’ expectations for product safety, quality and reliability.

3.
To leverage the creativity, enthusiasm, and dedication of the Veeco team to be the supplier of choice for all our customers.

For more information about our corporate social responsibility efforts, please refer to our Corporate Responsibilities webpage at https://www.veeco.com/company/corporate-responsibilities. To view Veeco’s current Corporate Sustainability Report (and Annex), Corporate Governance Policies, and Environmental & Social Responsibility Statement, please visit https://ir.veeco.com/corporate-governance-esg/environmental-social. To access Veeco’s ISO 9001:2015 Certificates, please visit https://www.veeco.com/company/quality. The references to our website addresses do not constitute inclusion or incorporation by reference of the information contained on our website in this Proxy Statement or other filings with the SEC, and the information contained on our website is not part of this document.
Investor Outreach
Veeco maintains an active investor outreach program and meets with institutional investors outside of our quiet periods, at investor conferences, non-deal roadshows, and ad hoc investor meetings. Investors in attendance typically include portfolio managers and analysts, and Veeco is often represented by a combination of our CEO, CFO and head of Investor Relations. In 2023, in an effort to seek feedback and provide transparency on ESG-related and other matters, the Company conducted investor outreach which targeted approximately 75% of Veeco’s outstanding share ownership. This outreach resulted in investor meetings with shareholders owning approximately 32% of Veeco’s outstanding shares. Meeting attendees for Veeco included the Company’s Chief Administrative Officer, General Counsel, head of Investor Relations, dedicated ESG Analyst and, at times, a member of our Board of Directors. Topics addressed during these meetings included Company strategy, Board composition, “Veeco United” culture, executive compensation, supply chain accountability, and other recent ESG-related activities, developments, and plans. Veeco genuinely values its ongoing dialogue with Company shareholders.

COMPENSATION
Executive Officers
The executive officers of Veeco, their ages and positions as of March 13, 2024, are as follows:
Name	Age	Position
William J. Miller, Ph.D.	55	Chief Executive Officer
John P. Kiernan	61	Senior Vice President, Chief Financial Officer
Adrian Devasahayam, Ph.D.	53	Senior Vice President, Product Line Management
Peter Porshnev, Ph.D.	60	Senior Vice President, Unified Engineering
Susan Wilkerson	63	Senior Vice President, Global Sales & Services
William J. Miller, Ph.D. has been CEO and a Director since October 2018. Prior thereto, he served as President beginning in January 2016, overseeing all of Veeco’s global business units. Dr. Miller was named Executive Vice President, Process Equipment in December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Dr. Miller was Senior Vice President and General Manager of Veeco’s MOCVD business unit from January 2009 to July 2010, and Vice President, General Manager of Veeco’s Data Storage business unit from January 2006 to January 2009. He has held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002. Prior to joining Veeco, Dr. Miller held engineering and operations leadership positions at Advanced Energy Industries, Inc.
John P. Kiernan has been Senior Vice President, Chief Financial Officer since January 2020. Beginning in December 2011, he served as Senior Vice President, Finance, Chief Accounting Officer and Treasurer, and also served as Corporate Controller from December 2011 through December 2017. He has held leadership positions of increasing responsibility in finance since joining Veeco in February 1995. Prior to his tenure with Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP.

Adrian Devasahayam, Ph.D. has been Senior Vice President, Product Line Management since September 2019. Prior thereto, he served as Senior Vice President and General Manager for Veeco’s Advanced Deposition & Etch and Precision Surface Processing business units. Previous roles at Veeco included Vice President, Ion Beam Marketing and Applications (from June 2016 to August 2017) and Vice President, Optical Products (from June 2014 to June 2016). He has held leadership positions of increasing responsibility in both the technology and marketing organizations since he joined Veeco in 1998.

Peter Porshnev, Ph.D. has been Senior Vice President, Unified Engineering since September 2019. Prior thereto, he served as General Manager, Ultratech division of Veeco, beginning in August 2017, and was General Manager of Veeco’s Advanced Deposition & Etch business unit from 2015 to July 2017. Prior to joining Veeco in 2013 as Vice President of Engineering, Dr. Porshnev held engineering leadership positions at Cymer LLC (EUV division), before and after its acquisition by ASML Holding N.V. From 2001 to 2011, Dr. Porshnev held engineering and leadership positions at Applied Materials, Inc. Prior thereto, Dr. Porshnev held various academic positions, including a professorship at his alma mater, Belarusian State University in Minsk, Belarus.

Susan Wilkerson joined Veeco in April 2020 as Senior Vice President, Global Sales & Services. From 2011 to 2020, Ms. Wilkerson served as Vice President & General Manager of Strategic Global Accounts for Lam Research Corporation. From 2010 to 2011, Ms. Wilkerson was Vice President & General Manager of Americas Sales, Service & Support for Verigy Ltd. From 2003 to 2010, Ms. Wilkerson was engaged in two consulting ventures and provided consulting services to Applied Materials, Inc., and co-founded BlueRock Consulting LLC in 2008. From 1988 to 2003, Ms. Wilkerson worked for Applied Materials, where she held positions of increasing responsibility, including Senior Director, Global Account Management; Vice President & General Manager, Global Account Management; and Vice President of Operations, North America Region.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.
Business Description and Overview
We are a manufacturer of advanced semiconductor process equipment that solves an array of challenging materials engineering problems for our customers. Our comprehensive collection of ion beam, laser annealing, metal organic chemical vapor deposition (“MOCVD”), chemical vapor deposition (“CVD”), advanced packaging lithography, single wafer wet processing, molecular beam epitaxy (“MBE”), and atomic layer deposition (“ALD”) technologies play an integral role in the fabrication of key devices that are enabling the 4th industrial revolution of all things connected. Such devices include leading advanced node application processors for AI chips, mobile devices, high-speed data communications, and radio frequency (“RF”) filters and power amplifiers for fifth generation (“5G”) networks and mobile electronics, photonics devices for 3D sensing, advanced displays, and thin film magnetic heads for hard disk drives in data storage. In close partnership with our customers, we combine decades of applications and materials know-how with leading-edge systems engineering to deliver high-volume manufacturing solutions with competitive cost of ownership. Serving a global and highly interconnected customer base, we have comprehensive sales and service operations across the Asia-Pacific, Europe, and North America regions to ensure real-time close collaboration and responsiveness.

Executive Compensation Highlights
The semiconductor and thin film process equipment industries comprising Veeco’s served markets are highly cyclical and characterized by periods of volatility that may be difficult to predict. Our products require significant R&D investment sustained over long periods of time, and our customers’ buying decisions are highly dependent on technology trends and industry supply and demand patterns. Our executive compensation programs are designed to align with these market conditions, to balance both the short- and long-term interests of stockholders and executives, and, at the same time, attract and retain executives through extended business downturns, motivating them for our long-term success.
The Company seeks to foster a performance-oriented culture by linking a significant portion of each executive’s compensation to achieving performance targets that are important to our stockholders and the Company’s success. Our executive compensation program is structured so that a meaningful percentage of compensation is tied to achieving objectives considered challenging in light of anticipated market conditions at the time they are established.
In recent years, we have implemented several changes, many in response to discussions with our stockholders. In particular, Veeco:
•
in 2023, updated our Compensation Recoupment Policy to conform with SEC requirements;

•
in 2023, eliminated car allowance for our executives;

•
increased, in 2022, the level of performance required to earn target awards under our performance-based restricted stock units (“PRSUs”) from the 50th percentile to the 55th percentile of the peer group;

•
in 2020, increased the stock ownership requirement for the Company’s CEO from 4 times base salary to 6 times base salary;

•
increased the portion of annual long-term incentives delivered to NEOs in the form of PRSUs from a simple majority in 2018 to 60% in 2019 and 65% in 2020;

•
in 2019, adopted a negative TSR cap that limits PRSU awards to 100% if the Company’s 3-year TSR is negative, regardless of the Company’s relative performance;

•
in 2019, expanded the Company’s Compensation Recoupment Policy to include equity in the compensation subject to recuperation;

•
in 2018, adopted a relative performance metric for PRSU awards based on TSR over a 3-year period, comparing the Company’s performance to that of the Russell 2000 Index;

•
in 2018, adopted different metrics under short- and long-term incentives;

•
in 2015, established full 3-year vesting for PRSU awards; and

•
in 2015, amended the Company’s stock incentive plan to (i) specify that any dividends earned shall be subject to the same vesting provisions as for the underlying award, (ii) define the treatment of performance-based equity awards in the event of a change in control, and (iii) specify a minimum vesting period of one year for equity awards with limited exceptions.

Executive Compensation Strategy and Objectives
The Company’s executive compensation strategy is designed to create opportunities for competitive total compensation that reflects our culture, the markets we serve and our performance. The primary objective of our executive compensation strategy is to motivate executives to achieve long-term growth and success for the Company, including increasing stockholder value, without subjecting the Company or stockholders to unnecessary or unreasonable risks. The Company’s executive compensation programs are also essential to our ability to attract and retain talented executives. Accordingly, the Company has adopted the following guiding principles:

Performance-based:	Compensation levels should be determined based on Company financial performance and individual results, each as compared to quantitative and qualitative performance priorities set at the beginning of the performance period. The ratio of performance-based compensation to fixed compensation shall increase with the executive’s level, with the greatest amount of performance-based compensation at the CEO level. Performance-based compensation should be subject to a complete risk of forfeiture.
Stockholder-aligned:	A significant portion of potential compensation should be performance- and time-based equity to more closely align the interests of executives with those of our stockholders.
Fair and Competitive:	Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies where we compete for talent. Our compensation programs should promote our ability to attract and retain our employees, including our executives.
Our target pay mix places significant emphasis on variable compensation comprised of PRSU awards, time-based equity awards and an annual bonus opportunity. As illustrated in the following charts, 83% and 63% of the 2023 compensation for our CEO and other NEOs, respectively, was comprised of performance-based compensation.
CEO Compensation Elements	Other NEO Compensation Elements

Executive Compensation Governance and Procedures
The Compensation Committee (in this Compensation Discussion and Analysis, the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board. This charter authorizes the Committee to administer and interpret the Company’s compensation and equity plans and establish rules for their implementation and administration. The Committee consists of four independent directors, works closely with the Company’s CEO and the Head of Human Resources, and has access to, and relies on information provided by, Compensation Strategies, Inc., the Company’s independent compensation consultant.
When making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies where Veeco competes for talent. To this end, the Company utilizes several resources, which during 2023 included compensation surveys prepared by Radford, together with executive compensation information compiled from the proxy statements of other companies, including a peer group.
Veeco’s peer group (the “Peer Group”) reflects companies that closely resemble Veeco based on industry, competition for talent, and size. In April 2022, the Committee determined that, based on these considerations (including without limitation size as measured by revenue), the Peer Group consisted of the following 22 companies, which was utilized for 2023 compensation planning:

3D Systems Corporation
ACM Research, Inc.
Ambarella, Inc.
Axcelis Technologies, Inc.
Azenta, Inc.
Badger Meter, Inc.
CMC Materials, Inc.
Cohu, Inc.
Enphase Energy, Inc.
FARO Technologies, Inc.
FormFactor, Inc.

Ichor Holdings Ltd.
Lattice Semiconductor Corporation
NeoPhotonics Corporation
nLIGHT, Inc.
Onto Innovation, Inc.
OSI Systems, Inc.
Photronics, Inc.
Quantum Corporation
Rambus Inc.
Universal Display Corporation
Vishay Precision Group, Inc.

The Company considers the executive compensation practices of the companies in the Peer Group and the Radford survey (hereinafter collectively, the “market data”) among several other factors when setting compensation. We construct market pay levels representative of the 50th percentile of the market data. Although the Committee considers the executive compensation practices of the Peer Group and broader market data in setting compensation, it does not benchmark compensation to any specific percentile or ranking within the market data. Individual compensation levels may vary within a range around market as a result of Veeco’s financial and operating performance, personal performance, experience, and criticality, as well as competitive factors.
For 2023, total target compensation of Veeco’s NEOs and other executives was generally around the 50th percentile of market. Given the performance emphasis present in Veeco’s executive compensation program, actual compensation earned or received can vary significantly with results; actual cash compensation for 2023 was below targeted opportunity levels, reflecting the strong linkage between pay and performance and performance results below expectations.
In addition to reviewing the market data, the Committee meets with the Company’s CEO and Head of Human Resources to consider recommendations with respect to compensation for the NEOs and other executives. These recommendations include base salary levels, cash bonus targets and awards, and equity compensation awards. The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs. The Committee discusses the elements of the CEO’s compensation with him but makes the final decisions regarding CEO compensation without him present.
Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled and ad hoc meetings. Issues of significant importance are frequently discussed over several Committee meetings. This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision. Before each meeting, Committee members are provided with the written materials, information and analyses as may be required to assist the Committee in its decision-making process. To the extent possible, meetings of the Committee are conducted in person. When this is not possible, meetings are conducted by video conference or telephonically. The CEO and the Head of Human Resources are regularly invited to attend Committee meetings but the Committee meets privately in executive session to consider certain matters including, but not limited to, the compensation of the CEO.
Elements of Our Executive Compensation Program
Our compensation programs are comprised of four elements: base salary, annual cash bonus, equity-based compensation and benefits and perquisites. Each of these elements is used to attract executives and reward them for performance results, as described below:

The Company evaluates each element of each executive’s compensation individually and in the aggregate against market data for the position, experience, individual performance and the ability to affect future Company performance. The following sections describe the process for determining each of the four elements of the executive compensation program.
Base Salary
The Company pays base salaries to attract and retain executives. Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance. The Company considers each of these factors but does not assign a specific value to any one factor.
Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management and compensation review processes. In March 2023, following a review of the market data and in conjunction with management’s recommendations, the base salaries for the NEOs were maintained at their current levels.

Name	2022 Base Salary	2023 Base Salary	Percent Change
W. Miller	$633,400	$633,400	0.0%
J. Kiernan	$418,400	$418,400	0.0%
A. Devasahayam	$383,400	$383,400	0.0%
P. Porshnev	$418,400	$418,400	0.0%
S. Wilkerson	$408,400	$408,400	0.0%
Annual Cash Bonus
The Company provides the opportunity for, but no guarantee of, cash bonuses under its annual bonus plan to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based. As a result, individuals are compensated based on achieving specific financial and individual performance goals intended to correlate closely with stockholder value. The Company believes that the opportunity to earn cash bonuses motivates executives to meet performance objectives which are, in turn, linked to the creation of stockholder value. The Company utilizes profitability as the financial element of its bonus plan. The total bonus award for an individual was capped at 200% of target bonus. Executives must generally be employed at the time awards are paid to receive a bonus for the period to which the bonus relates.
2023 Management Bonus Plan
On February 6, 2023, the Committee approved the 2023 Management Bonus Plan (the “2023 Plan”) and the specific metrics thereof. The 2023 Plan was based on the financial performance of the Company as measured by adjusted operating income (“Adjusted Operating Income”1). The Committee elected to use Adjusted Operating Income as the financial metric for the 2023 Plan because it closely aligns operating performance with earnings per share, a key driver of shareholder value. If 2023 Adjusted Operating Income exceeded $30 million (the “Threshold” performance level), a bonus pool would be funded with a fixed percentage of Adjusted Operating Income; the bonus pool would not be funded and bonus awards would not be earned if Adjusted Operating Income results were below this Threshold. If the pool is funded, bonus awards to participants would be made from this fixed pool in accordance with the participants’ target bonus amounts. For 2023, the Committee established a stretch bonus target that would fund 63.1% of target bonuses for achievement of the 2023 business plan. The Committee further established an accelerated bonus pool funding rate that would fund 100% of target bonuses for achievement of 130% of the 2023 business plan. These measures were adopted in anticipation of a challenging year and out of a desire to balance the interests of shareholders and employees. The Adjusted Operating Income level required to earn a target award in 2023 represented a 14% increase over the 2022 target level and a 39% increase over 2022 actual performance.
For 2023, Adjusted Operating Income of $122.4 million exceeded the Threshold but fell short of the business plan and, as a result, the bonus pool was funded at 62.3% of target, as follows:
Performance Level	Adjusted Operating Income ($ million)	Funded Percent of Bonus Targets
Maximum	$265.5	200%
Target	$162.1	100%
Business Plan	$124.0	63.1%
Actual	$122.4	62.3%
Threshold	$30.0	15.3%

1
We define Adjusted Operating Income as earnings before bonus expenses, interest, taxes and amortization, adjusted to exclude share-based compensation expenses, one-time charges relating to restructuring initiatives, non-cash asset impairments, certain other non-operating gains and losses, and acquisition-related items such as one-time transaction costs.

Under the 2023 Plan, 25% of each participant’s bonus was based on individual performance after adjusting for Adjusted Operating Income results. Awards for individual performance were then paid from a fixed pool and ranged from 50% to 150% of the target for individual performance.
Dr. Miller’s individual performance goals for 2023 were set by the Board at the beginning of the year and included goals related to: (1) financial metrics including revenue, gross margin, bookings and expenses; (2) growth in the front-end semiconductor market; (3) the Company’s culture and ESG scores; and (4) Operations and Quality. The Committee discussed Dr. Miller’s overall performance, including his self-assessment, in executive session and awarded 100% ($108,517) against a target of 100% and a maximum of 150% of the value for the Individual Element of his bonus, in recognition of modest year-over-year growth that nonetheless fell short of our performance target for the year.
For NEOs other than Dr. Miller, actual awards for individual performance were based on results compared to goals set by Dr. Miller at the beginning of the year in connection with the Company’s performance management process. The individual performance goals for these NEOs included: (1) financial goals incorporating revenue, gross margin, bookings and expenses; (2) growth in the front-end semiconductor market incorporating product development, key account management and service support objectives; (3) customer satisfaction and service quality and (4) achieving Company culture goals. After evaluating the performance results for each of the NEOs, Dr. Miller proposed, and the Committee approved, awards for individual performance ranging from 90% to 105% against a target of 100% and a maximum of 150%.
2023 Goals	Miller	Kiernan	Porshnev	Devasahayam	Wilkerson
Financial • Revenue • Gross Margin • Operating Income	✓	✓	✓	✓	n/a
Bookings
Semi Penetration	✓	n/a	✓	✓	✓
Product Development	✓	n/a	✓	✓	n/a
Customer Satisfaction & Quality	✓	n/a	✓	n/a	✓
Culture / Leadership Development	✓	✓	✓	✓	✓
ESG	✓	✓	✓	n/a	n/a

Legend:
Goal Exceeded: ✓✓
Goal Met: ✓
Goal Missed:

Dr. Miller, Mr. Kiernan, Drs. Devasahayam and Porshnev, and Ms. Wilkerson earned 2023 Plan awards as follows:
Name	Target Bonus (Total Amount / % of Base Salary)	Financial Performance Adjusted Target (62.3% of Target)	Financial Performance Award (75% of Adjusted Target)	Individual Performance Target (25% of Adjusted Target)	Individual Performance Award % / $	Final Bonus Award (% of Target/ Total Amount)
W. Miller	$696,740 / 110%	$434,069	$325,552	$108,517	100.0% / $108,517	62.3% / $434,069
J. Kiernan	$313,800 / 75%	$195,498	$146,623	$48,874	100.0% / $ 48,874	62.3% / $195,498
A. Devasahayam	$230,040 / 60%	$143,315	$107,486	$35,829	105.0% / $ 37,620	63.1% / $145,107
P. Porshnev	$251,040 / 60%	$156,398	$117,299	$39,100	105.0% / $ 41,055	63.1% / $158,353
S. Wilkerson	$306,300 / 75%	$190,825	$143,119	$47,706	90.0% / $ 42,936	60.7% / $186,054
2024 Annual Incentive Plan
On February 5, 2024, the Committee approved the 2024 Annual Incentive Plan (the “2024 Plan”), which is similar to the 2023 Plan in most respects. For 2024, the Committee established a stretch bonus target that would fund approximately 63% of target bonuses for achieving the 2024 business plan. The Committee further established an accelerated bonus pool funding rate that would fund 100% of target bonuses once the Company achieves approximately 115% of the 2024 business plan. These measures were adopted in anticipation of a challenging year and out of a desire to balance the interests of shareholders and employees. The Committee elected to retain Adjusted Operating Income as the financial metric for the 2024 Plan and the $30 million threshold. Accordingly, the bonus pool will not be funded and bonus awards will not be earned if Adjusted Operating Income is less than $30 million. If the pool is funded, awards to participants will be made from this fixed pool according to the participants’ target bonus amounts. Twenty-five percent (25%) of a participant’s target bonus, after adjustment for Adjusted Operating Income results, will be modified based on individual performance against goals established at the beginning of the year. Awards for individual performance will be paid from this fixed pool and may range from 0% to 150%. The total bonus award for an individual is capped at 200% of target bonus. Target bonuses for 2024 for each of the NEOs were neither increased nor decreased and, expressed as a percent of base salary, are as follows:
Name	Target Bonus for 2024
W. Miller	110%
J. Kiernan	75%
A Devasahayam	60%
P. Porshnev	60%
S. Wilkerson	75%
Equity-Based Compensation
The Company believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to stockholder interests. Equity awards vest over time, subject first to being earned, as in the case of performance-based awards, and then to the recipient’s continued employment in the case of all awards; as such, equity awards act as both a significant performance and retention incentive. Equity awards also help create stock ownership among the Company’s executives. The Committee also believes that a significant portion of the long-term incentive value for higher-level executives, including the NEOs, should take the form of performance-based equity compensation, currently granted in the form of PRSU awards.
2023 Long-term Incentive Awards
The Company granted equity-based awards to the NEOs and other key employees in 2023:
		Performance-based Restricted Stock Units			Time-based Restricted Stock
Name	Date of Grant	Amount	Fair Market Value Per Share	Total Value ($)(1)	Amount	Fair Market Value Per Share	Total Value ($)
W. Miller	03/13/2023	81,250	$20.82	$1,691,625	43,750	$20.82	$910,875
J. Kiernan	03/13/2023	17,550	$20.82	$365,391	9,450	$20.82	$196,749
A. Devasahayam	03/13/2023	15,600	$20.82	$324,792	8,400	$20.82	$174,888
P. Porshnev	03/13/2023	15,600	$20.82	$324,792	8,400	$20.82	$174,888
S. Wilkerson	03/13/2023	15,600	$20.82	$324,792	8,400	$20.82	$174,888

(1)
Reflects the grant date fair market value of the target number of shares subject to the award and not the grant date fair value as determined under generally accepted accounting principles, which is reflected in the Summary Compensation Table.

The Company continued its practice of using a share-based approach to determine 2023 equity awards. Upside for participants could be realized based on an increase in stock price and, for PRSU award recipients, an increase in the number of shares actually earned for achieving greater than target performance. Members of the executive leadership team, including the NEOs, received 65% of their 2023 long-term incentive in performance-based awards.
The stock awards granted to recipients were based on factors including, but not limited to: (i) Company guidelines based on position and level of responsibility, (ii) past performance and ability to affect future Company performance, and (iii) noteworthy achievements. Grants were awarded from a pre-determined fixed budget. The CEO used these factors to arrive at a recommendation for each of the recipients and discussed the rationale for his recommendations with the Committee.
The 2023 PRSU awards are based on the Company’s 3-year TSR as compared to the 3-year TSR of the Russell 2000 Index (the “PRSU Peer Group”) and may be earned as illustrated below. Any units which are not earned will be forfeited. The 2023 TSR performance metrics included a stretch target requiring the achievement of the 55th percentile of the PRSU Peer Group to earn a target award.
Performance Range	Percentile Rank of Russell 2000 Index	Percentage of Units Earned(1)
Maximum	75th Percentile	200%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Less than 25th Percentile	0%

(1)
With linear interpolation between Percentile Ranks to apply.

The terms of the 2023 PRSU awards also included a negative TSR cap that limits awards to 100% if the Company’s TSR is negative, notwithstanding that the Company may be above the 55th percentile of the comparison group. The 2023 time-based restricted stock awards granted in connection with the Company’s annual award program are subject to ratable vesting over a three-year period.
2024 Annual Awards
The 2024 annual awards to our NEOs will be comprised of PRSUs (representing no less than 65% of the total value of the award) and time-based restricted stock (representing no more than 35% of the total value of the award). The PRSU portion of the 2024 Awards will be earned based on the Company’s TSR as compared to the TSR of the Russell 2000 Index (again for 2024, the “PRSU Peer Group”) in accordance with the following table. Any units which are not earned will be forfeited.
Performance Range	Percentile Rank of Russell 2000 Index	Percentage of Units Earned(1)
Maximum	75th Percentile	200%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Less than 25th Percentile	0%

(1)
With linear interpolation between Percentile Ranks to apply.

The terms of the 2024 PRSU awards will also feature a negative TSR cap that limits awards to 100% if the Company’s TSR is negative, notwithstanding that the Company’s TSR may exceed the 55th percentile of the PRSU Peer Group. The 2024 time-based restricted stock awards are subject to ratable vesting over a 3-year period.
Earned PRSU Awards
In March 2023, the Committee determined that the three-year TSR target associated with the PRSU awards granted to the NEO’s in March of 2020 had been exceeded. The Company’s 3-year TSR was at the 72.8th percentile of the Russell 2000 3-year TSR, resulting in an award of 191.2% of target for exceeding the 55th percentile. In accordance with the terms of the award, 191.2% of the target award was earned, and 100% of the earned units vested upon such determination.

Benefits and Perquisites
The Company provides benefits and perquisites to its executive officers, which it believes are required to remain competitive with the goal of promoting employee productivity and loyalty to the Company. The Company’s NEOs participate in the benefit plans on the same basis as other similarly situated employees. The Committee periodically reviews the benefits and perquisites provided to its executive officers who, for 2023, included eligibility for the following:
•
a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar a participant contributes, up to 6% of such employee’s eligible compensation, up to a maximum of $9,900. The plan calls for the vesting of Company contributions over the initial five years of a participant’s employment with the Company;

•
group health and term life insurance;

•
wellness incentives; and

•
an Employee Stock Purchase Plan.

Amounts for 401(k) matching contributions, group term life insurance premiums, and wellness incentives are included under the caption “All Other Compensation” in the Summary Compensation Table below. Note that the Company discontinued its practice of providing car allowances to its executive officers in 2023.
The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits or defined or supplemental pension benefits, for its employees.
In 2009, the Company adopted the Senior Executive Change in Control Policy which is described in the Potential Payments Upon Termination or Change in Control section below.
Summary of Executive Compensation
The Committee believes that our compensation practices are balanced and competitive and have enabled Veeco to attract and retain the executive talent needed for the successful operation and transformation of the Company. Increases in financial performance and stock price have resulted in corresponding increases in executive compensation which reflect the effective alignment of interests between the Company’s executives and its stockholders. Accordingly, the Committee further believes that the total compensation for our NEOs is fair and reasonable and is consistent with the Company’s executive compensation philosophies.
Say-on-Pay
Our Board, the Committee and our management value the opinions of our stockholders, including their opinions on our executive compensation. Accordingly, each year we ask our stockholders to vote on a say-on-pay proposal on executive officer compensation. At the 2023, 2022 and 2021 annual meetings of stockholders, approximately 97%, 97% and 96%, respectively, of votes were cast in favor of our say-on-pay proposals.
Compensation Recoupment Policy
In January 2014, the Company adopted a Compensation Recoupment Policy (the “Clawback Policy”) for certain employees, including the NEOs. Under the Clawback Policy, in the event of a financial restatement due to fraud or intentional illegal conduct as determined by the independent members of the Board, a culpable executive officer may be required to reimburse the Company for performance-based cash compensation if the amount of such compensation would have been lower had it been calculated based on such restated financial statements. In February 2019, the Company amended the Clawback Policy to, among other things, also apply to stock-based awards. In October 2023, the Company further amended the Clawback Policy to comply with newly issued SEC regulations, further expanding the potential clawback obligations of our executive officers.

Stock Ownership Guidelines: NEOs and Other Key Employees
In January 2014, the Company established stock ownership guidelines for certain employees, including the NEOs. Under these guidelines, as amended, each covered individual has five years to reach the minimum levels of stock ownership interest identified by the Stock Ownership Guidelines, as follows:
•
Veeco’s CEO is required to maintain a Veeco stock interest with a value equal to at least six times his base salary (this amount was increased by the Company in March 2019 from four times his base salary);

•
Veeco’s CFO is required to maintain a Veeco stock interest with a value equal to at least two times his base salary; and

•
Other covered executive officers are required to maintain a Veeco stock interest with a value equal to at least their base salaries.

Under the guidelines, covered employees are required to hold 50% of the net after tax shares realized upon vesting or exercise until the stock ownership guidelines are met. Participants must maintain compliance once the guidelines have been met, except for the effect of a decrease in stock price, in which case they will be required to retain at least 50% of shares acquired upon vesting or exercise until the stock ownership guidelines are again achieved. All covered individuals are either in compliance with our Stock Ownership Guidelines or have a period of time remaining to meet the required ownership level.
Anti-Hedging/Anti-Pledging Policy
The Company has adopted a Securities Trading Policy that incorporates anti-hedging and anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company’s common stock, including short sales, derivatives, put options, swaps and collars.
Financial and Tax Considerations
In designing our compensation programs, the Committee considers the financial impact and tax effects that each element of compensation will or may have on the Company and the executives.
Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limited Veeco’s tax deduction to $1 million per year for compensation paid to certain executive officers, unless the compensation qualified as “performance-based” under Section 162(m).
Under the TCJA, the “performance-based” exception under Section 162(m) was repealed and the $1 million deduction limit generally applies to (i) anyone serving as our CEO or our CFO at any time during the taxable year, (ii) our top three other highest compensated executive officers serving at fiscal year-end, and (iii) anyone who becomes subject to Section 162(m) in any tax year after 2016, whether or not still serving as an executive officer. In general, these changes apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017, that is not modified in any material respect after that date.
The Committee will continue to monitor developments under Section 162(m), including the impact of the TJCA, but presently intends to retain flexibility to take actions that it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.
Conclusion
Attracting and retaining talented and motivated management and key employees is essential to creating long-term stockholder value. Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of our stockholders. We believe that Veeco’s 2023 compensation program met these objectives and that the Company’s 2024 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2023. Based upon this review and these discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2024 Annual Meeting of Stockholders.
This report is submitted by the Committee.
Kathleen A. Bayless
Richard A. D’Amore
Gordon Hunter (Chair)
Thomas St. Dennis

Summary Compensation Table
The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2023 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, and (c) each of the three next most highly-compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year (the “NEOs”).
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
William J. Miller	2023	633,400	—	3,531,188	—	434,069	12,347	4,611,004
CEO	2022	618,077	—	4,741,020	—	535,990	19,797	5,914,884
	2021	590,385	—	3,122,580	—	793,459	20,077	4,526,501
John P. Kiernan	2023	418,400	—	762,737	—	195,498	13,664	1,390,299
SVP, CFO	2022	404,231	—	1,580,340	—	251,228	22,394	2,258,193
	2021	379,231	—	910,753	—	338,250	21,332	1,649,566
Adrian Devasahayam	2023	383,400	—	677,988	—	145,107	11,142	1,217,637
SVP, Product Line Mgmt.	2022	371,539	—	987,713	—	179,230	19,572	1,558,054
	2021	356,539	—	780,645	—	255,698	19,902	1,412,784
Peter Porshnev	2023	418,400	—	677,988	—	158,353	13,739	1,268,480
SVP, Unified Engineering	2022	406,539	—	987,713	—	195,958	20,802	1,611,012
	2021	392,693	—	780,645	—	280,558	20,105	1,474,001
Susan Wilkerson	2023	408,400	—	677,988	—	186,054	31,576	1,304,018
SVP, Global Sales & Services	2022	396,539	—	987,713	—	245,100	22,119	1,651,471
	2021	382,692	—	780,645	—	341,819	17,901	1,523,057

(1)
Reflects awards of restricted stock with time-based vesting and performance-based restricted stock units (“PRSUs”). The vesting of the PRSUs awarded in 2023 to the NEOs is based on three-year total shareholder return. In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards computed in accordance with ASC Topic 718 which, in the case of the 2023 PRSUs with vesting based on three-year total shareholder return, was determined using the Monte Carlo simulation method. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2023, which are included in our Annual Report on Form 10-K. For 2023, the amounts shown in the table above relate to the following stock awards:

Restricted Stock Awards
Grant Date	Grant Date Fair Value	Name	Number of Shares
03/13/2023(a)	$32.25	W. Miller	81,250
03/13/2023		J. Kiernan	17,550
03/13/2023		A. Devasahayam	15,600
03/13/2023		P. Porshnev	15,600
03/13/2023		S. Wilkerson	15,600
03/13/2023(b)	$20.82	W. Miller	43,750
03/13/2023		J. Kiernan	9,450
03/13/2023		A. Devasahayam	8,400
03/13/2023		P. Porshnev	8,400
03/13/2023		S. Wilkerson	8,400

(a)
Reflects PRSU awards that are subject to the achievement of designated performance criteria, based on three-year total shareholder return. These PRSU awards are valued based upon the Monte Carlo simulation method.

(b)
Reflects time-based restricted stock awards, with vesting to occur one-third per year on each of the first, second and third anniversaries of the grant date.

(2)
Reflects cash bonuses earned under the Company’s Management Bonus Plan. Bonuses listed for a particular year represent amounts earned with respect to such year even though all or part of such amounts may have been paid during the following year.

(3)
As detailed in the table below, all Other Compensation for 2023 consists of, as applicable, 401(k) matching contributions, premiums for group term life insurance, wellness incentives under the Company’s health benefit plans, and other compensation noted below.

Name	401(k) Matching Contribution ($)	Premium for Group Term Life Insurance ($)	Wellness Incentive ($)	Total Other Compensation ($)(a)
W. Miller	9,900	2,322	125	12,347
J. Kiernan	9,900	3,564	200	13,664
A. Devasahayam	9,900	1,242	—	11,142
P. Porshnev	9,900	3,564	275	13,739
S. Wilkerson	9,900	3,564	125	31,576(a)

(a)
For Ms. Wilkerson, this total includes disqualifying distributions totaling $17,987 arising in connection with sales of stock acquired under the Company’s Employee Stock Purchase Plan prior to the conclusion of the applicable holding period. The amount reported here represents the difference between the fair market value on the date of purchase and the cost paid by Ms. Wilkerson, and is treated as ordinary income.

Grants of Plan-Based Awards
The following table sets forth certain information concerning grants to each NEO during 2023 of shares of restricted stock units made under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). In 2023, no stock options were awarded to the NEOs. The restricted stock unit awards made to the NEOs in 2023 are included in the Stock Awards column of the Summary Compensation Table. The following table also reflects annual cash incentive opportunities for the NEOs that were set by the Compensation Committee in the first quarter of 2023.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Miller	02/06/2023 03/13/2023	106,601	696,740	1,393,480	40,625	81,250	162,500	43,750				3,531,188
J. Kiernan	02/06/2023 03/13/2023	48,011	313,800	627,600	8,775	17,550	35,100	9,450				762,737
A. Devasahayam	02/06/2023 03/13/2023	35,196	230,040	460,080	7,800	15,600	31,200	8,400				677,988
P. Porshnev	02/06/2023 03/13/2023	38,409	251,040	502,080	7,800	15,600	31,200	8,400				677,988
S. Wilkerson	02/06/2023 03/13/2023	46,864	306,300	612,600	7,800	15,600	31,200	8,400				677,988
(1)
Reflects the annual cash incentive opportunities approved by the Compensation Committee in the first quarter of 2023. Actual cash bonuses paid for performance in 2023 are reflected in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation. Aside from these awards, the Company did not grant long-term cash or other non-equity incentive plan awards in 2023.

(2)
The equity incentive plan awards include PRSUs granted on March 13, 2023 to Drs. Miller, Devasahayam and Porshnev, and to Mr. Kiernan and Ms. Wilkerson, with vesting based on three-year total shareholder return (the “TSR Awards”). If threshold performance is achieved, the TSR Awards are earned at 50% of target. If maximum performance is achieved, the TSR Awards are earned at 200% of target. Performance outcomes will be determined following the conclusion of the respective performance period. Each of the awards is subject to 100% forfeiture if threshold performance is not achieved. In addition, the TSR Awards include a negative TSR cap that limits awards to the target amount if the Company’s TSR is negative, notwithstanding that the Company may be above the 55th percentile of the comparison group.

(3)
Reflects time-based restricted stock units that vest over three years.

Outstanding Equity Awards at Fiscal Year End
The following table provides certain information as of December 31, 2023 concerning unexercised options and stock awards that had been granted but had not yet vested as of such date for each of the NEOs. The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2023, which was $31.03 per share.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Miller	—	—	—	—	85,750	2,660,823	237,250	7,361,868
J. Kiernan	—	—	—	—	25,268	784,066	66,300	2,057,289
A. Devasahayam	—	—	—	—	17,734	550,286	51,350	1,593,391
P. Porshnev	10,000	—	37.26	06/30/2024	17,734	550,286	51,350	1,593,391
S. Wilkerson	—	—	—	—	17,734	550,286	51,350	1,593,391
(1)
Reflects awards of restricted stock with time-based vesting (restricted stock awards and restricted stock units) and PRSUs which were not vested as of December 31, 2023. These awards are scheduled to vest as follows (PRSU amounts assume target achievement):

(a)
A time-based restricted stock award was made to Mr. Kiernan on January 2, 2020 in the amount of 12,000 shares, which is scheduled to vest in 20% increments at specified times over a four-year period following the grant date.

(b)
Awards made on March 12, 2021 included time-based restricted stock awards that are scheduled to vest one-third per year on each of the first, second and third anniversaries of the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 42,000 shares; for Mr. Kiernan, 12,250 shares; for Dr. Devasahayam, 10,500 shares; for Dr. Porshnev, 10,500 shares; and for Ms. Wilkerson, 10,500 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2023, the unvested PRSU award amounts were as follows: for Dr. Miller, 78,000 shares; for Mr. Kiernan, 22,750 shares; for Dr. Devasahayam, 19,500 shares; for Dr. Porshnev, 19,500 shares; and for Ms. Wilkerson, 19,500 shares.

(c)
Awards made on March 17, 2022 included time-based restricted stock awards that are scheduled to vest one-third per year on each of the first, second and third anniversaries of the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 42,000 shares; for Mr. Kiernan, 14,000 shares; for Dr. Devasahayam, 8,750 shares; for Dr. Porshnev, 8,750 shares; and for Ms. Wilkerson, 8,750 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2023, the unvested PRSU award amounts were as follows: for Dr. Miller, 78,000 shares; for Mr. Kiernan, 26,000 shares; for Dr. Devasahayam, 16,250 shares; for Dr. Porshnev, 16,250 shares; and for Ms. Wilkerson, 16,250 shares.

(d)
Awards made on March 13, 2023 included time-based restricted stock units that are scheduled to vest one-third per year on each of the first, second and third anniversaries of the grant date. The total restricted stock unit amounts were as follows: for Dr. Miller, 43,750 shares; for Mr. Kiernan, 9,450 shares; for Dr. Devasahayam, 8,400 shares; for Dr. Porshnev, 8,400 shares; and for Ms. Wilkerson, 8,400 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2023, the unvested PRSU award amounts were as follows: for Dr. Miller, 81,250 shares; for Mr. Kiernan, 17,550 shares; for Dr. Devasahayam, 15,600 shares; for Dr. Porshnev, 15,600 shares; and for Ms. Wilkerson, 15,600 shares.

In all cases, the vesting of stock options and restricted stock is subject to the recipient’s continued employment. The grant dates for the awards shown above which were not vested as of December 31, 2023 are as follows:
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)(1)	Restricted Stock Grant Date
W. Miller				92,000	03/12/2021
				106,000	03/17/2022
				125,000	03/13/2023
J. Kiernan				2,400	01/02/2020
				26,834	03/12/2021
				35,334	03/17/2022
				27,000	03/13/2023
A. Devasahayam				23,000	03/12/2021
				22,084	03/17/2022
				24,000	03/13/2023
P. Porshnev				23,000	03/12/2021
				22,084	03/17/2022
				24,000	03/13/2023
S. Wilkerson				23,000	03/12/2021
				22,084	03/17/2022
				24,000	03/13/2023

(1)
Includes awards of both restricted stock with time-based vesting (restricted stock awards and restricted stock units) and PRSUs.

Options Exercises and Stock Vested During 2023
The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during 2023 for each of the NEOs.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
W. Miller	—	—	196,386	4,091,384
J. Kiernan	—	—	72,085	1,512,121
A. Devasahayam	—	—	51,000	1,061,793
P. Porshnev	—	—	50,000	1,041,283
S. Wilkerson	—	—	28,639	544,299

(1)
Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the exercise of options and/or the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
W. Miller	100,339
J. Kiernan	34,655
A. Devasahayam	19,571
P. Porshnev	18,358
S. Wilkerson	10,093
Equity Compensation Plan Information
The following table sets forth information regarding our common stock that may be issued under our equity compensation plans as of December 31, 2023.
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A)	Weighted average exercise price of outstanding options, warrants, and rights(1) (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (C)
Equity compensation plans approved by security holders	1,137,554	$37.42	3,679,950
Equity compensation plans not approved by security holders	—	—	—
Total	1,137,554		3,679,950

(1)
The calculation of the weighted average exercise price includes only stock options and does not include the outstanding restricted stock units which do not have an exercise price.

The Company maintains the 2019 Stock Incentive Plan (the “2019 Plan”) to provide for equity awards to employees, directors and consultants. In the past, the Company had maintained certain other stock option plans, including plans not approved by the Company’s security holders. No awards are available for future grant, or remain outstanding, under such plans. A brief description of the security holder approved plans follows.
Plans Approved by Security Holders
The 2019 Plan originated as the “2010 Stock Incentive Plan” and was approved by the Board of Directors and by the Company’s stockholders in May 2010. This Plan, which was subsequently amended with Board and stockholder approval in 2013, 2016, 2019 (at which time the Plan was renamed the 2019 Stock Incentive Plan) and in 2022, provides for the issuance of up to 17,800,000 shares of common stock pursuant to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively, the “awards”). The Company is currently seeking stockholder approval to increase the number of authorized shares under the 2019 Plan by an additional 3,500,000 shares (see Proposal 2 below for a full description of the proposed changes to the 2019 Plan). As of December 31, 2023, 10,350 option shares, 779,974 restricted stock awards, 1,127,204 restricted stock units, and 557,050 performance share units were outstanding under the 2019 Plan. The term of any award granted under the 2019 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award and any deferral program the administrator of the 2019 Plan may establish in its discretion.
In 2016, the Company’s Board of Directors and stockholders approved the 2016 Employee Stock Purchase Plan, which was subsequently amended with Board and stockholder approval in 2019 and 2021 (the “ESPP Plan”). The Company is authorized to issue up to 2,250,000 shares under the 2016 ESPP Plan. Under the ESPP Plan, substantially all employees in the U.S. may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the Company’s common stock at the beginning or end of each six-month Offer Period, as defined in the ESPP Plan, and subject to certain limits. The Company issued 258,153 shares under the ESPP Plan in 2023.
Potential Payments Upon Termination or Change in Control
The Company has entered into letter agreements with each of the NEOs addressing the terms of their employment with Veeco. These letter agreements were executed on the following dates: (i) for Dr. Miller, on August 29, 2018; (ii) for Mr. Kiernan, on January 21, 2004, with amendments thereto dated June 9, 2006, December 29, 2008 and January 1, 2020; (iii) for Dr. Devasahayam, on March 20, 2019; (iv) for Dr. Porshnev, on August 4, 2017; and (v) for Ms. Wilkerson, on March 9, 2020.
Miller and Kiernan Agreements.
The agreements for Dr. Miller and Mr. Kiernan provide for the payment of severance and certain other benefits in the event: (i) the executive’s employment is terminated by Veeco without “cause”; or (ii) the executive resigns for “good reason”. “Cause” is defined in the agreements for Dr. Miller and Mr. Kiernan as specified instances of serious misconduct. “Good reason” is defined for Dr. Miller as (a) a significant reduction in base salary (except for a reduction program affecting similarly situated employees); (b) a significant reduction in the total benefits available under incentives or other benefit plans (except for a reduction program affecting similarly situated employees); (c) a relocation of principal place of work by more than 50 miles; or (d) a diminution in position, title, responsibilities, authority or reporting responsibilities, or involuntarily ceasing to be a member of the Board. For Mr. Kiernan, “good reason” is defined as a significant reduction in base salary (except for a reduction program affecting similarly situated employees).
Under Dr. Miller’s agreement, in the event of a specified termination described above, Dr. Miller will be entitled to severance pay in an amount equal to 24 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year. In addition, upon any such termination: (i) any outstanding equity shall vest immediately except for PRSU awards, which shall vest after first being earned; and (ii) Dr. Miller will have 24 months to exercise options to purchase Veeco common stock which are or become vested and are held by Dr. Miller at the time of such termination (or until the end of the original term of the options, if earlier). In addition, if Dr. Miller elects to continue healthcare coverage under COBRA, his contributions for a period of up to 18 months will be at the same Company-subsidized rates which Dr. Miller would have paid had his employment not been terminated.
Under Mr. Kiernan’s agreement, in the event of a specified termination described above, Mr. Kiernan will be entitled to severance pay in an amount equal to 18 months of base salary. In addition, upon any such termination, (i) any outstanding equity shall vest immediately except for PRSU awards, which shall vest after first being earned; and (ii) Mr. Kiernan will have 12 months to exercise options to purchase Veeco common stock which are or become vested and are held by Mr. Kiernan at the time of such termination (or until the end of the original term of the options, if earlier). If such termination occurs within 12 months of a change of control, the vesting of any options which are held by Mr. Kiernan at the time of such termination will be accelerated.
Devasahayam, Porshnev and Wilkerson Agreements.
Severance pay and related benefits for Drs. Devasahayam and Porshnev and for Ms. Wilkerson are governed by the terms of the Company’s Severance Benefits Policy effective May 1, 2009. Under the terms of the Severance Benefits Policy, an executive is eligible for benefits if, among other requirements, his or her employment is involuntarily terminated by the Company for one of the following reasons:
(i)
due to a change in operations, a facility relocation or closing, or a reduction in staff for other economic reasons, and the executive does not refuse or otherwise fail to accept another position which may be available with the Company; or

(ii)
as a result of a sale or merger of all or part of the Company’s business or assets, or other form of corporate reorganization, including an outsourcing of the executive’s position, and the executive is not offered a position by the acquiring or resulting company.

Benefits payable under the Severance Benefits Policy are calculated based on the executive’s years of service with Veeco and pay at the time of termination (as such terms are defined and described in the Severance Benefits Policy). In the event of a qualifying termination under the Severance Benefits Policy, Drs. Devasahayam and Porshnev and Ms. Wilkerson will be entitled to receive:
(a)
“primary” severance pay calculated at a rate of one (1) week of severance pay plus an additional one (1) week of severance pay for each completed full year of service, with a minimum of two (2) weeks and a maximum of twenty-six (26) weeks of primary severance pay;

(b)
an additional twenty-eight (28) weeks of severance pay, supplementing the primary severance pay, up to a maximum of thirty-nine (39) weeks of total severance pay; and

(c)
for the number of weeks of severance payments above, if the executive is enrolled in the Company’s healthcare plans at the time of termination and elects to continue coverage in accordance with the continuation of benefits requirements of COBRA, the executive’s contribution amount will be the normal employee contribution rate. Thereafter, the executive’s contribution amount will be the full COBRA rate.

For all of the NEOs, the receipt of severance payments and other benefits is conditioned on the Company’s receipt of a general release of claims satisfactory to the Company. In addition, the NEO letter agreements and policy documents, as applicable, contain provisions intended to ensure that payments comply with Section 409A of the Internal Revenue Code of 1986, as amended. Such provisions may have the effect of delaying or accelerating certain payments under the letter agreements and policy documents. The description herein of the NEO letter agreements and of the Severance Benefits Policy is a summary only. These descriptions are qualified in their entireties by reference to the full text of these documents, which have been filed previously with the SEC.
Change in Control Policy.   Veeco adopted a Senior Executive Change in Control Policy (the “CIC Policy”) in 2008, which was amended and restated as of January 1, 2014. The CIC Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco. The CIC Policy was implemented to ensure that the executives to whom the CIC Policy applies remain available to discharge their duties in light of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity. The CIC Policy was not adopted or amended with any particular change in control in mind. The CIC Policy applies to designated senior executives of Veeco (“Eligible Employees”), including the NEOs. Benefits under the CIC Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the letter agreements and policies described above. The description of the CIC

Policy herein is a summary only. It is qualified in its entirety by reference to the full text of the CIC Policy, which has been filed previously with the SEC. The principal terms of the CIC Policy are:
(a)
Upon the consummation of a change in control (as defined in the CIC Policy), any outstanding stock options then held by the Eligible Employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)
If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the CIC Policy), or by the Eligible Employee for Good Reason (as defined in the CIC Policy), during the period commencing three months prior to, and ending 18 months following, a Change in Control:

(i)
The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then-current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 2, in the case of Dr. Miller, and 1.5, in the case of Mr. Kiernan, Drs. Devasahayam and Porshnev, and Ms. Wilkerson;

(ii)
The vesting of equity awards granted after January 1, 2014 will be accelerated and any outstanding stock options then held by the Eligible Employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options;

(iii)
The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iv)
The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the Eligible Employee’s release of claims against the Company and on acceptance of non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.
The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2023. These amounts would be in addition to the compensation and benefit entitlements described above that are not contingent upon a termination or change in control. The amounts attributable to the accelerated vesting of stock options, restricted shares and restricted stock units are based upon the fair market value of the Company’s common stock on December 31, 2023, which was $31.03 per share. The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
Name	Event	Salary & Other Continuing Payments ($)(1)	Accelerated Vesting of Stock Options ($)	Extension of Post- Termination Exercise Period ($)(2)	Accelerated Vesting of Stock Awards ($)(3)	Total ($)
W. Miller	Termination without Cause or resignation for Good Reason	2,013,286	0	0	2,660,823	4,674,109
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	3,406,766	0	0	10,022,690	13,429,456
J. Kiernan	Termination without Cause or resignation for Good Reason	627,600	0	0	784,066	1,411,666
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,449,587	0	0	2,841,355	4,290,942
A. Devasahayam	Qualifying Termination under the Severance Benefits Policy	287,550	0	0	0	287,550
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,150,200	0	0	2,143,677	3,293,877
P. Porshnev	Qualifying Termination under the Severance Benefits Policy	332,537	0	0	0	332,537
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,292,687	0	0	2,143,677	3,436,364
S. Wilkerson	Qualifying Termination under the Severance Benefits Policy	258,430	0	0	0	258,430
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,395,674	0	0	2,143,677	3,539,351

(1)
Reflects salary continuation benefits and, where provided under the applicable letter agreement or policy, pro-rated bonus and COBRA subsidy. Pro-rated bonus amounts assume 12 months of bonus at 100% of target performance, given the assumed event date of December 31, 2023.

(2)
Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2023, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable letter agreement or policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum (without compounding) from the closing price on December 31, 2023, which was $31.03 per share. Does not include the value of out-of-the-money options. Please refer to the Outstanding Equity Awards at Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2023.
(3)
Reflects the value, as of December 31, 2023, of unvested stock awards (restricted stock and restricted stock units) which would vest upon the specified event where provided under the applicable letter agreement or policy. Assumes performance at 100% of target for any performance-based awards. Please refer to the Outstanding Equity Awards at Fiscal Year End table above for a listing of unvested stock awards held by the NEOs as of December 31, 2023.

(4)
As used in the CIC Policy, “Change in Control” is defined to mean the case where:

(i)
any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)
a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions. However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)
A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)
An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)
A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)
An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.

For equity awards, assumes termination occurs during the period commencing three months prior to, and ending 18 months following, the Change in Control.
Pay Ratio
We are providing the following information about the relationship of the total annual compensation of our employees and the total annual compensation of Dr. Miller, our CEO, as required. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2023, our last completed fiscal year:
•
The median of the total annual compensation of all employees (other than the CEO) was $116,262.

•
The total annual compensation of the median employee was $112,373.

•
The total annual compensation of our CEO, as reported in the Summary Compensation Table above, was $4,611,004.

Based on this information, for 2023 the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee was 41.0 to 1.

The methodology and the material assumptions, adjustments, and estimates that we used to identify the median of the total annual compensation of all our employees, as well as to determine the total annual compensation of the “median employee,” were as follows:
1.
We determined that, as of October 1, 2023, our employee population consisted of approximately 1,209 individuals working at Veeco and its subsidiaries. 893 of these individuals (approximately 74%) are located in the United States, and 1,198 are full-time (or full-time equivalent) employees, with the remainder employed on a part-time (less than 30 hours per week) basis.

2.
To identify the “median employee” from our employee population, we considered the annual base salary paid to our employees as of October 1, 2023, as reflected in our payroll records, together with the target amounts of any bonuses for 2023 and the grant date fair market value of equity awards granted in 2023 to arrive at a consistently applied compensation measure. In making this determination, we annualized the compensation of all permanent employees included in the sample who were hired in 2023 but did not work for us or our subsidiaries for the entire fiscal year.

3.
Using this methodology, we determined that the “median employee” was a salaried employee located in our San Jose, California office, with aggregate salary for the year ending December 31, 2023 and target bonus for 2023 in the aggregate amount of $116,262.

4.
With respect to the total annual compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total annual compensation of $112,373.

5.
With respect to the total annual compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report on Form 10-K for the year ended December 31, 2023.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last four completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table in previous years since the required valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Tables and the adjusted values required in this section for calendar years 2020, 2021, 2022, and 2023.
Year	Summary Compensation Table (SCT) Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(3)	Average SCT Total for Non- PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment based on:		Net Income (Loss) ($ thousands)	Adjusted Operating Income ($ thousands)
					Company TSR(4)	Peer Group TSR(4)
2023	4,611,004	13,124,880	1,295,109	3,300,891	211.30	38.89	(30,368)	122,410
2022	5,914,884	894,752	1,769,683	409,560	126.48	36.09	166,942	116,577
2021	4,526,501	13,102,240	1,514,852	2,755,988	193.81	81.82	26,038	104,367
2020	2,610,509	5,331,974	1,138,308	1,483,327	118.18	132.76	(8,391)	66,873

(1)
The PEO (principal executive officer) for each year presented was identified as Dr. Miller, the Company’s CEO.

(2)
The Non-PEO NEOs for each year presented were identified as Mr. Kiernan, Drs. Devasahayam and Porshnev, and Ms. Wilkerson.

(3)
A reconciliation of Total Compensation per the Summary Compensation Table to Compensation Actually Paid is as follows:

	2023		2022		2021		2020
	PEO ($)	Average for Non- PEO NEOs ($)	PEO ($)	Average for Non- PEO NEOs ($)	PEO ($)	Average for Non- PEO NEOs ($)	PEO ($)	Average for Non- PEO NEOs ($)
Total Compensation from SCT	4,611,004	1,295,109	5,914,884	1,769,683	4,526,501	1,514,852	2,610,509	1,138,308
Deduct: Amounts Reported Under “Stock Awards” and “Option Awards” columns in SCT	(3,531,188)	(699,175)	(4,741,020)	(1,135,870)	(3,122,580)	(813,172)	(1,121,618)	(460,253)
Add: Year-end value of equity awards granted in covered year that were outstanding and unvested as of the end of the covered fiscal year(a)(b)	5,828,750	1,154,093	2,517,420	603,132	4,362,540	1,136,078	2,140,579	780,839
Add: The amount of change in fair values as of year-end (from end of the prior year) of awards granted in prior years and outstanding at year-end(a)(b)	5,341,740	1,348,802	(2,779,460)	(737,886)	4,456,145	828,795	1,868,289	56,706
Add: The amount of change in fair values as of the vesting date (from end of the prior year) of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year (a)(b)	874,573	202,063	(17,073)	(89,499)	2,879,634	89,435	(165,785)	(32,272)
Compensation Actually Paid	13,124,880	3,300,891	894,752	409,560	13,102,240	2,755,988	5,331,974	1,483,327
(a)
Each NEO received time-based restricted stock awards in each of the periods presented. The fair value of time-based restricted stock awards is dependent on the Company’s stock price. The Company’s closing stock price as of the dates listed are as follows:

Date	Stock Price
12/31/2019	$14.69
12/31/2020	$17.36
12/31/2021	$28.47
12/31/2022	$18.58
12/31/2023	$31.03

(b)
Our NEOs received PRSUs during each of the periods presented, that are subject to the achievement of designated performance criteria, based on three-year total shareholder return. These PRSUs are valued based upon the Monte Carlo simulation method. Please see below for the per share fair value as of each respective date:

		Per Share Fair Value at…
Award	Grant Date	Grant Date	12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023
2018 PRSU(c)	10/1/2018	$15.58	$25.01	$31.99
2019 PRSU(d)	3/14/2019	$14.46	$20.36	$24.81	$56.29
2020 PRSU(d)	3/17/2020	$10.59		$18.92	$43.47	$29.82
2021 PRSU(e)	3/12/2021	$27.81			$40.60	$24.76	$60.39
2022 PRSU(e)	3/17/2022	$45.28				$22.27	$48.42
2023 PRSU(e)	3/13/2023	$32.25					$55.03

(c)
Granted to Dr. Miller only.

(d)
Granted to Drs. Miller, Devasahayam, and Porshnev, and Mr. Kiernan.

(e)
Granted to Drs. Miller, Devasahayam, and Porshnev, Mr. Kiernan, and Ms. Wilkerson.

(4)
The values disclosed in this TSR column represent the measurement period value of an investment of $100 in respective stock or index as of December 31, 2019, and then valued again on each of December 31, 2020, 2021, 2022, and 2023.

Relationship between Pay, TSR, Net Income, and Adjusted Operating Income
The graph below reflects the relationships between the PEO and Average Non-PEO NEO Compensation Actually Paid (“CAP”), and the Company’s cumulative indexed Total Shareholder Return, or TSR (assuming an initial fixed investment of $100), and our Peer Group TSR (assuming an initial fixed investment of $100), for the fiscal years ended December 31, 2020, 2021, 2022, and 2023:

The graph below reflects the relationships between the PEO and Average Non-PEO NEO Compensation Actually Paid (“CAP”) and the Company’s reported GAAP Net Income and Adjusted Operating Income for the fiscal years ended December 31, 2020, 2021, 2022, and 2023:
The Company’s most important performance measures for each of the PEO and non-PEO NEOs is discussed under the 2023 Management Bonus Plan (the “2023 Plan”) subsection of the Compensation Discussion and Analysis section of this proxy. As more fully described in this subsection, the 2023 Plan was based on the financial performance of the Company as measured by Adjusted Operating Income. This financial metric was selected because it closely aligns operating performance with earnings per share, a key driver of shareholder value. Under the 2023 Plan, 25% of each participant’s bonus was based on individual performance which, for each of the PEO and non-PEO NEOs, factored financial goals incorporating revenue, gross margin, bookings and expenses.

AUDIT MATTERS
Audit Committee Report
The Audit Committee is responsible for providing independent, objective oversight of the Company’s auditing, accounting, financial reporting process, system of internal controls, and legal and ethical compliance on behalf of the Board of Directors. The Audit Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com). Management has primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the quarterly financial statements for 2023 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.” The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality, and not just the acceptability, of the Company’s accounting principles and any such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (“AS 1301”), Communications with Audit Committees, and PCAOB Auditing Standard No. 2201, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee, and (ii) the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee, having considered the compatibility of non-audit services with the auditors’ independence, satisfied itself as to the independence of the independent registered public accounting firm.
During 2023, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s 2023 Annual Report on Form 10-K, as well as the Reports of Independent Registered Public Accounting Firm (included in the 2023 Annual Report on Form 10-K). These reports relate to the independent registered public accounting firm’s audit of (i) the consolidated financial statements and (ii) the effectiveness of internal controls over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluations in 2024.
The Audit Committee discussed the overall scope and plans for their respective audits with the Company’s internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held seven meetings during 2023.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the 2023

Annual Report on Form 10-K for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.
Kathleen A. Bayless (Chair)
Keith D. Jackson
Mary Jane Raymond
Thomas St. Dennis
Independent Auditor Fees and Other Matters
Based on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2024.
The table below sets forth the aggregate amount of fees (including out-of-pocket expenses) billed for professional services rendered by KPMG to the Company and its subsidiaries for the calendar years 2023 and 2022.
	For the Year Ended December 31, 2023 (in thousands)	For the Year Ended December 31, 2022 (in thousands)
Audit Fees(1)	$2,516	$2,158
Audit-related Fees	—	—
Tax Fees(2)	23	263
Total	$2,539	$2,421

(1)
Reflects charges for the audits of annual financial statements and internal control over financial reporting, review of quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Reflects the aggregate fees billed for professional services rendered for worldwide tax compliance, tax advice and tax planning.

The Audit Committee considered and determined that the provision of the services provided by KPMG as set forth herein did not compromise, and is compatible with maintaining, KPMG’s independence.
The Audit Committee annually evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current accounting firm or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain KPMG include: (i) KPMG’s global capabilities to handle the breadth and complexity of the Company’s global operations; (ii) KPMG’s technical expertise and knowledge of the Company’s industry and global operations; (iii) the quality and candor of KPMG’s communications with the Audit Committee and management; (iv) KPMG’s independence; (v) the quality and efficiency of the services provided by KPMG, including input from management on KPMG’s performance and how effectively KPMG demonstrated its independent judgment, objectivity and professional skepticism; and (vi) the appropriateness of KPMG’s fees.
Pre-approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman will report any decisions to the Audit

Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.
All of the KPMG fees for 2023 were pre-approved by the Audit Committee.
Certain Relationships and Related Transactions
The Company’s Audit Committee charter provides that the Audit Committee, or one or more of its members, has the authority and responsibility to review and, if appropriate, approve all proposed related party transactions. For purposes of the Audit Committee’s review, a “related party transaction” is a transaction, arrangement or relationship between the Company and any Related Party (defined below) where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act). A “Related Party” is: (i) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (ii) any immediate family member (as defined in Item 404 of Regulation S-K) of a director, nominee for director or executive officer of the Company; (iii) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to the Company as a beneficial owner of more than 5% of the Company’s voting common stock (a “significant stockholder”); or (iv) any immediate family member of a significant stockholder.
When reviewing a related party transaction, the Audit Committee will take into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to:
•
the material terms and conditions of the transaction or transactions;

•
the Related Party’s relationship to the Company;

•
the Related Party’s interest in the transaction, including his, her or its position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;

•
the approximate dollar value of the transaction;

•
the availability from other sources of comparable products or services; and

•
an assessment of whether the transaction is on terms that are comparable to the terms available to the Company from an unrelated third party.

During 2023, the Company did not engage in any related party transactions.

VOTING PROPOSALS
PROPOSAL 1:   ELECTION OF DIRECTORS
Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms. The Board of Directors is currently comprised of nine members. The Class III Directors will stand for election in 2024.
Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for election to the classes noted below:
Name	Nominated for Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Richard A. D’Amore	Class III	2027
Keith D. Jackson	Class III	2027
Mary Jane Raymond	Class III	2027
The following Directors will continue in their current positions for the term specified:
Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Sujeet Chand, Ph.D.	Class I	2025
William J. Miller, Ph.D.	Class I	2025
Thomas St. Dennis	Class I	2025
Kathleen A. Bayless	Class II	2026
Gordon Hunter	Class II	2026
Lena Nicolaides, Ph.D.	Class II	2026
The Company does not anticipate that the nominees for Director will be unable to serve, but if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.
The Board of Directors recommends a vote “FOR” the approval of the Director nominees named above.

Members of the Board
The Directors of Veeco, including their ages, the year they joined the Board, and their committee memberships as of March 21, 2024, are as follows:
		Director since		Committee Membership
Name	Age		Independent(1)	AC	CC	GC
Kathleen A. Bayless	67	2016	Yes	C/FE	M
Sujeet Chand, Ph.D.	66	2021	Yes			M
Richard A. D’Amore	70	1990	Yes (Chair)		M
Gordon Hunter	72	2010	Yes		C	M
Keith D. Jackson	68	2012	Yes	M/FE		C
William J. Miller, Ph.D.	55	2018	No
Lena Nicolaides, Ph.D.	53	2022	Yes			M
Mary Jane Raymond	63	2019	Yes	M/FE
Thomas St. Dennis	70	2016	Yes	M/FE	M

(1)
Independence determined based on NASDAQ rules.

AC — Audit Committee
CC — Compensation Committee
GC — Governance Committee
C — Chairperson
M — Member
FE — Audit committee financial expert (as determined based on SEC rules)

Kathleen A. Bayless served as Senior Vice President, CFO and Treasurer of Synaptics Incorporated, a leader in human interface technology, from 2009 until her retirement in 2015. Before Synaptics, Ms. Bayless served as Executive Vice President, CFO and Secretary at Komag Incorporated, a leading supplier of thin-film disks to the hard disk drive industry, and held other financial leadership positions during her tenure with Komag from 1994 to 2008. Ms. Bayless was previously with the public accounting firm of Ernst & Young for 15 years. Ms. Bayless currently serves on the Boards of Ballard Power Systems, a developer and manufacturer of proton exchange membrane fuel cell products, and Amprius Technologies, Inc., a leading manufacturer of high-energy, high power lithium-ion battery cells. Ms. Bayless also served, within the past five years, on the Board of Energous Corporation, which specializes in the advancement of wireless charging technology.
Ms. Bayless has significant experience in the semiconductor industry and related fields, which has resulted in a broad understanding of the operational, financial and strategic issues facing companies operating in our space. Ms. Bayless has extensive management experience and is well versed on the various challenges and opportunities in our marketplace, offering a unique and valued perspective to the Board.

Sujeet Chand, Ph.D., currently retired, served as Senior Vice President and Chief Technology Officer of Rockwell Automation from 2005 until his retirement in 2021. From 2001 to 2005, Dr. Chand served as Rockwell Automation’s Vice President, Control Systems. Prior to joining Rockwell Automation, Dr. Chand served as Chief Operating Officer for XAP Corporation from 1999 to 2001 and, from 1988 to 1999, Dr. Chand led research & development at Rockwell Scientific Company, a subsidiary of Rockwell International. Dr. Chand currently serves on the Boards of Proto Labs, Inc., a company specializing in the manufacture of 3D printed, CNC-machined, sheet metal, and injection-molded custom parts, and Flowserve Corporation, a supplier of industrial and environmental machinery.
Dr. Chand brings an exceptional technology background to Veeco’s Board, which includes more than thirty years of leadership experience. This experience, which includes close interactions and long-standing relationships with many companies in the semiconductor capital equipment space, makes Dr. Chand uniquely qualified to serve as a valued member of our Board.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, an early-stage venture capital and growth equity firm, since its inception in 1994. Prior to starting North Bridge, Mr. D’Amore served in various roles at Hambro International Equity Partners. Previously, Mr. D’Amore worked as a consultant at Bain and Company and as a certified public accountant with Arthur Young and Company. Mr. D’Amore also serves on the boards of Everbridge, Inc. and Pomona Investment Fund, and is currently the Chairman of the Board of Trustees of Northeastern University.
Mr. D’Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years. Mr. D’Amore has substantial experience in overseeing the management of diverse organizations, having served as a board member on other public and private company boards. Mr. D’Amore has a broad understanding of the operational, financial and strategic issues facing public companies, and has developed an extensive knowledge of our business.

Gordon Hunter has been Chairman of Littelfuse Inc., a global electronics company and provider of circuit protection products and solutions, since 2005. Mr. Hunter was Executive Chairman of Littelfuse from January 2017 to December 2017, President and CEO of Littelfuse from 2005 to December 2016, and COO of Littelfuse from 2003 to 2005. Mr. Hunter has been a director of Littelfuse since June 2002. Prior to joining Littelfuse, Mr. Hunter was Vice President of Intel Corporation and served as General Manager of Intel’s Optical Products Group. Prior to joining Intel, Mr. Hunter served as President of Elo TouchSystems, a worldwide leader in the manufacturing and sale of computer touch screens. Prior to Elo TouchSystems, Mr. Hunter served in a variety of positions during a 20 year career at Raychem Corporation, including Vice President of Commercial Electronics. In addition to his current Board service for Littelfuse, Mr. Hunter also served, within the past five years, on the Board of CTS Corporation, a designer and manufacturer of sensors, actuators and electronic components.
Mr. Hunter has substantial leadership and management experience, having served as the Chairman, President and CEO of Littelfuse and in various leadership roles at a number of other companies. He has a strong background and valuable experience in the technology industry, gained from his tenure at Littelfuse, Intel, Elo TouchSystems and Raychem. Mr. Hunter brings to the Board a broad understanding of the operational, financial and strategic issues facing both public and private companies.

Keith D. Jackson served as President and Chief Executive Officer of ON Semiconductor Corporation, a leading supplier of semiconductor-based solutions, from November 2002 until his retirement in December 2020. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and subsequently as head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of Tritech Microelectronics, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, culminating in the role of Vice President and General Manager of the Analog and Mixed Signal division. He held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson served on the board of the Semiconductor Industry Association (“SIA”) from 2008 to 2020, and was appointed as the 2020 SIA Chairman.
Mr. Jackson has over 30 years of semiconductor industry experience, including extensive international experience in product development, manufacturing, marketing and sales. Mr. Jackson is uniquely qualified to bring strategic insight and industry knowledge to the Board, having served in numerous management positions and as a director of other corporate boards in our industry.

William J. Miller, Ph.D. has been CEO of Veeco and a Director since October 2018. Prior thereto, he served as President of Veeco beginning in January 2016, overseeing all of Veeco’s global business units. Dr. Miller was named Executive Vice President, Process Equipment in December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Dr. Miller was Senior Vice President and General Manager of Veeco’s MOCVD business from January 2009 to July 2010, and Vice President, General Manager of Veeco’s Data Storage equipment business from January 2006 to January 2009. He has held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002. Prior to joining Veeco, Dr. Miller held engineering and operations leadership positions at Advanced Energy Industries, Inc.
As our CEO and a senior executive officer with nearly 20 years of service with Veeco, Dr. Miller brings to the Board significant senior leadership, manufacturing and operations, industry, technical, and global experience, as well as a unique perspective of our company. As CEO, Dr. Miller is directly responsible for Veeco’s strategy and operations, including the development of Veeco’s business model and identifying emerging technologies, and plays a critical role in developing top talent at Veeco.

Lena Nicolaides, Ph.D. is an internationally recognized senior level executive with over twenty years of experience in semiconductor capital equipment. Dr. Nicolaides has served as Senior Vice President and General Manager of a pattern inspection process control division for KLA Corporation since 2019, and as Vice President and General Manager of this division from 2015 to 2019. At KLA, Dr. Nicolaides has served in a range of executive leadership and general management roles, including roles in technology supply chain. Prior to joining KLA, Dr. Nicolaides served as Vice President of Marketing and Applications for Therma Wave, Inc., which was acquired by KLA in 2007. Dr. Nicolaides first joined Therma Wave in 2003, where she held roles of increasing responsibility. Dr. Nicolaides has thirty-eight issued US patents in semiconductor and related fields.
Dr. Nicolaides is a strategic thinker with a proven record of P&L management and achievement of profitable growth in the semiconductor industry. Dr. Nicolaides is a strong technology leader with exceptional business acumen, and she brings extensive technology, industry and leadership to the Veeco Board.

Mary Jane Raymond served as CFO of Coherent, Inc., formerly II-VI Incorporated, a leader in engineered materials and optoelectronic components, from March 2014 through September 2023. Before II-VI, Ms. Raymond served as CFO for Hudson Global, a professional recruitment and talent management firm, from December 2005 to September 2013. Ms. Raymond worked for Dun & Bradstreet from April 2002 to December 2005, first as Corporate Controller and then as Chief Risk Officer. Prior thereto, Ms. Raymond worked for Lucent Technologies, a multinational telecommunications company, from June 1997 to April 2002, and for Cummins Engine Company, a manufacturer of engines, filtration, and power generation products, from July 1988 to June 1997, in each case in positions of increasing responsibility.
Ms. Raymond possesses significant financial, risk management and leadership skills, and brings to the Board considerable strategic, business development, mergers and acquisitions and financial experience relating to the ever-changing issues facing global technology corporations. As a result of her service as a senior executive of leading international corporations and her comprehensive understanding of complex business matters, Ms. Raymond is uniquely qualified to make significant contributions as a member of our Board.

Thomas St. Dennis is the non-executive Chairman of FormFactor, Inc., a leading provider of semiconductor wafer test technologies and expertise. Mr. St. Dennis served as FormFactor’s CEO from September 2010 to December 2014, as FormFactor’s Executive Chairman from January 2015 to February 2016, and as FormFactor’s non-executive Chairman since February 2016. Mr. St. Dennis held various positions at Applied Materials, Inc., a semiconductor equipment manufacturer, from 1992 to 1999 and again from 2005 to 2009. His most recent position at Applied Materials was Senior Vice President and General Manager of the Silicon Systems Group. From 1999 to 2003, Mr. St. Dennis was President and CEO of Wind River Systems, Inc., a provider of embedded system software, and from 2003 to 2005, Mr. St. Dennis was Executive Vice President of Sales and Marketing at Novellus Systems, Inc., a supplier of deposition, thermal processing and surface preparation equipment. In addition to serving on the board of FormFactor, Mr. St. Dennis serves on the board of Axcelis Technologies, Inc., a provider of equipment and services to the semiconductor manufacturing industry.
Mr. St. Dennis brings to the Board extensive experience in the semiconductor industry and international business, skills which make him an effective advisor to the Board, especially in matters involving strategic and marketing issues. Mr. St. Dennis has served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. Mr. St. Dennis’ knowledge of our industry and his extensive management experience are important aspects of his service on the Board.

PROPOSAL 2: AMENDMENT OF THE 2019 STOCK INCENTIVE PLAN
On May 14, 2010, the Company’s stockholders approved the 2010 Stock Incentive Plan which provided for the issuance of up to 3,500,000 shares of common stock. On December 10, 2013 and May 5, 2016, the stockholders approved amendments and restatements of the 2010 Plan, which provided for an additional 3,250,000 shares and 3,800,000 shares, respectively, of common stock for issuance under the 2010 Plan, as well as certain other changes. On May 3, 2019, the stockholders approved a further amendment and restatement of the 2010 Plan which, among other things, (i) increased the number of shares authorized for issuance under the 2010 Plan by 2,750,000 shares, (ii) extended the term of the Plan until May 2, 2029, and (iii) changed the name of the 2010 Plan to the “Veeco Instruments Inc. 2019 Stock Incentive Plan.” On May 12, 2022, the stockholders approved an amendment to the 2019 Stock Incentive Plan increasing the number of shares authorized for issuance by an additional 4,500,000 shares, to a total of 17,800,000 shares. The 2019 Stock Incentive Plan as amended and currently in effect is referred to as the “Plan” for purposes of this Proposal 2.
The Proposed Amendment to the Plan
The proposed amendment to the Plan, which is attached to this proxy statement as Appendix A, will only become effective if approved by the Company’s stockholders. If so approved, 3,500,000 shares will be added to the Plan reserve, for a total of 21,300,000 shares reserved. As of March 8, 2024, 14,479,761 shares had been issued under the Plan, 2,454,567 shares were subject to outstanding awards under the Plan, and 3,320,239 shares remained available for grant.2 The amendment of the Plan will allow us to continue to provide equity incentives that we believe are critical to attracting and retaining the most talented employees in our industry. We anticipate the share increase will allow us to continue providing equity awards for two years.
A summary of the key features and background, and a general description, of the Plan are set forth below. This summary is qualified in its entirety by the terms of the Plan, a copy of which is attached to this proxy statement as part of Appendix B and is incorporated herein by reference. Capitalized terms used but not defined in this Proposal shall have the same meaning as in the Plan unless otherwise indicated.
Key Features of the Plan:
Awards are merit-based as part of our overall compensation program.
An independent committee of the Board of Directors administers the Plan.
Awards other than stock options and stock appreciation rights are charged against the Plan share reserve at the rate of 1.5 shares for each share actually granted.
Awards may be in the form of stock options, SARs, restricted stock, restricted stock units and dividend equivalents.
Stock options and SARs may not be re-priced without prior approval of our stockholders. Stock options and SARs may not be granted below fair market value.
Shares tendered or withheld in payment of a stock option exercise or for taxes on an award, and shares repurchased by the Company generally are not available again for grant under the Plan.
The Plan reserve is reduced by the full amount of shares granted as SARs, regardless of the number of shares upon which payment is made.
Dividends and dividend equivalents on awards are not paid unless and until the award vests.
Background Regarding Equity Grants and Expected Grant Practices
As of December 31, 2023, 3,321,917 shares remained available for the grant of future awards under the Plan.

2
As of March 8, 2024, there were: (i) 56,354,852 common shares outstanding; (ii) 10,350 options outstanding (under all of the Company’s equity plans) with a weighted average exercise price of $37.42 and a weighted average remaining term of six months; and (iii) 2,444,217 unvested full value awards outstanding (under all of the Company’s equity plans).

We have managed and expect to continue to manage “overhang” prudently. Overhang is the sum of total awards outstanding and shares available for grant as a percentage of the sum of common shares outstanding, awards outstanding and shares available for grant. If the amendment is approved by stockholders, the maximum overhang would 14%.
We have managed, and expect to continue to manage, “burn rate” (the number of shares granted as a percentage of the shares outstanding) prudently. ISS specifies a burn rate limit equal to the industry mean plus one standard deviation. At the time of the Plan was last amended in 2022, the ISS specified an “adjusted burn rate” (“ABR”) benchmark” of 5.91% per year, computed as the industry mean plus one standard deviation. For 2023 and beyond, the ISS has changed its benchmark to a “value adjusted burn rate” (“VABR”) designed to “better approximate companies’ equity grant rates … by using more accurate measures for the value of equity-based awards.” The VABR benchmark was 3.23% for 2023. For 2023, our average burn rate, applying ISS’s ABR methodology, was 4.66% and applying the value adjusted burn rate was 2.33%. Going forward, over the next three years we intend to limit the burn rate to no more than the ISS VABR benchmark, subject to business conditions.
Awards other than stock options and SARs are charged against the Plan share reserve at the rate of 1.5 shares for each share actually granted.
If the Plan amendment is approved, the resulting share reserve is expected to last two years, at which point we envision returning to stockholders for further approval of an appropriate share reserve for equity incentives.
General Description of Plan
Purpose.   The purpose of Plan is to provide the Company’s employees, consultants and directors, whose present and potential contributions are important to the success of the Company and its affiliates, an incentive, through ownership of the Company’s common stock, to continue in service to the Company or an affiliate, and to help the Company and its affiliates compete effectively with other enterprises for the services of qualified individuals. As of March 8, 2024, approximately 512 employees, 8 directors, and no consultants were eligible to participate in the Plan.
Shares Reserved for Issuance under the Plan.   If the amendment is approved by the stockholders, a total of 21,300,000 shares of common stock would be reserved for issuance under the Plan. Any shares issued in connection with awards other than options and SARs shall be counted against the limit set forth herein as one-and-one-half (1.5) shares for every one (1) share issued in connection with such award (and shall be counted as one-and-one-half (1.5) shares for every one (1) share returned or deemed not have been issued from the Plan). The share reserve is subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure of the Company. The shares to be issued under the Plan may be authorized, but unissued, or reacquired common stock. As of March 8, 2024, the closing price of the Company’s common stock on The NASDAQ Global Select Market was $35.83 per share.
Any shares subject to an award granted under the Plan which is forfeited, canceled or expires will not reduce the share reserve. Shares that have been issued under the Plan pursuant to an award will reduce the share reserve unless the shares are forfeited or repurchased by the Company at the lower of their original purchase price or their fair market value at the time of repurchase. Shares tendered or withheld in payment of an option exercise price, withheld by the Company to satisfy any tax withholding obligation, or repurchased on the open market with stock option exercise proceeds will reduce the share reserve. All shares covered by the portion of a stock appreciation right that is exercised (whether or not shares are actually issued upon exercise of the stock appreciation right) shall be considered issued pursuant to the Plan. Shares issued pursuant to replacement awards granted under the Plan in connection with a merger or acquisition will not reduce the share reserve.
Individual Limit on Awards.   The maximum number of shares with respect to which stock options and SARs may be granted to a participant during a calendar year is 750,000 shares, and the maximum number of shares with respect to which restricted stock and restricted stock unit awards may be granted to a participant during a calendar year is 500,000 shares. The foregoing limitations are subject to adjustment proportionately by the Administrator (defined below) in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company.
Individual Limit on Non-Employee Director Compensation.   The maximum grant date fair value of awards granted during a single fiscal year to any non-employee director, together with any cash fees paid during the fiscal year in respect of the non-employee director’s service as a member of the board and any board committees, may not exceed $400,000 in total value, calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes. An exception to this limit exists for extraordinary circumstances provided the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Administration.   The Plan is administered by the Board or one or more committees designated by the Board (the “Administrator”). With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Plan is currently administered by the Compensation Committee.
Terms and Conditions of Awards.   The Plan provides for the grant of stock options, restricted stock, restricted stock units, SARs, and dividend equivalent rights (collectively referred to as “awards”). Each award granted under the Plan shall be designated in an award agreement.
Subject to applicable laws, the Administrator has the authority, in its discretion, to select award recipients, to determine the size, terms and conditions of awards, to amend the terms of any outstanding award, to construe and interpret the terms of the Plan and awards and to take such other action not inconsistent with the terms of the Plan, as the Administrator deems appropriate. The Administrator may issue awards under the Plan in settlement, assumption or substitution for outstanding awards in connection with a merger or other transaction.
The term of awards may not be longer than ten (10) years, excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program.
Stock options and SARs will be granted with an exercise price or base price, as applicable, of not less than 100% of the fair market value of the common stock on the date the award is granted. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.
Amendments that would adversely affect the grantee’s rights under outstanding awards generally shall not be made without the grantee’s written consent. Stockholder approval is required in order to (i) reduce the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the Plan or (ii) cancel any option or stock appreciation right awarded under the Plan in exchange for another award or for cash at a time when the exercise price exceeds the fair market value of the underlying shares, in either case unless the cancellation and exchange occurs in connection with a corporate transaction or an anti-dilution adjustment in connection with a non-reciprocal transaction such as a spin-off, split-off or extraordinary dividend. The proposed amendment and restatement of the Plan would enhance this “no-repricing” provision to clarify that, other than as noted above, options and SARs may not be cancelled and replaced with options or SARs with a lower exercise price or base appreciation amount (as applicable), and options or SARs may not otherwise be amended or modified in a manner that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange upon which our shares are listed.
The Administrator may permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award.
Termination of Service.   The impact on an award of a termination of employment or other service relationship with the Company will be specified in the award agreement.
Transferability of Awards.   Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The Plan permits the designation of beneficiaries by holders of awards.

Performance Criteria for Awards with Performance-Based Vesting Conditions.   The Plan includes a non-exclusive list of performance criteria that may be considered by the Administrator when granting performance-based awards. The amendment and restatement clarifies that this is a non-exclusive list of performance criteria.
Changes in Capitalization.   The Plan’s share reserve, the number of shares of common stock covered by outstanding awards, the exercise or base price of outstanding awards, the maximum number of shares of common stock that may be granted subject to awards to any participant in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares, or similar transaction affecting the common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company, or (iii) any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction.
Corporate Transactions.   If awards are assumed or replaced in a corporate transaction (as defined in the Plan), any service-based vesting conditions will not automatically be accelerated as a result of the transaction, but any performance-based vesting conditions will be deemed achieved at the greater of target or actual performance (if determinable), and if awards are not assumed or replaced, the awards will vest, with any performance-based vesting provisions being deemed achieved at the greater of target or actual performance (if determinable).
Under the Plan, a corporate transaction is generally defined as:
the acquisition of 30% or more of the Company’s stock by any individual or entity including by tender offer or a reverse merger;
a sale, transfer or other disposition of all or substantially all of the assets of the Company;
a merger or consolidation in which the Company is not the surviving entity;
a complete liquidation or dissolution; or

a change in the composition of the Board such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are either current Board members or Board members who were elected or nominated for election by at least two-thirds of the current members of the Board.

Amendment, Suspension or Termination of the Plan.   By its terms, the Plan will expire on May 2, 2029. The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code of 1986, as amended, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as is required.
Certain Federal Tax Consequences
The following summary of the federal income tax consequences of the Plan and the awards granted thereunder is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or additional guidance that is expected to be issued by the Treasury Department under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).
Non-Qualified Stock Options.   The grant of a non-qualified stock option under the Plan will not result in any federal income tax consequences to the option holder or to the Company. Upon exercise of a non-qualified stock option, the option holder is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes if the option holder is an employee. The Company is entitled to an income tax deduction in the amount of the income recognized by the option holder, subject to limitations imposed by Code Sections 162(m) and 280G and so long as the Company properly reports the income and the option holder’s total compensation is deemed reasonable in amount. Any gain or loss on the option holder’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.
Incentive Stock Options.   The grant of an incentive stock option under the Plan will not result in any federal income tax consequences to the option holder or to the Company. An option holder recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the option holder has held the shares of common stock. If the option holder does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the option holder will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.
If the option holder fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the option holder, subject to limitations imposed by Code Sections 162(m) and 280G and so long as the Company properly reports the income and the option holder’s total compensation is deemed reasonable in amount.
The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax. If an option holder’s alternative minimum tax liability exceeds such option holder’s regular income tax liability, the option holder will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the option holder must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.
Restricted Stock.   The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes if the award holder is an employee. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to limitations imposed by Code Sections 162(m) and 280G and so long as the Company properly reports the income and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.
Recipients of restricted stock may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights.   Recipients of SARs generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to limitations imposed by Code Sections 162(m) and 280G and so long as the Company properly reports the income and the recipient’s total compensation is deemed reasonable in amount.
Restricted Stock Units.   Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to limitations imposed by Code Sections 162(m) and 280G and so long as the Company properly reports the income and the recipient’s total compensation is deemed reasonable in amount.
Dividend Equivalent Rights.   The grant of a dividend equivalent right under the Plan will not result in any federal income tax consequences to the recipient or to the Company. Upon receipt of payment of dividend equivalent rights, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon receipt of a dividend equivalent right. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to limitations imposed by Code Sections 162(m) and 280G and so long as the Company properly reports the income and the recipient’s total compensation is deemed reasonable in amount.
Section 409A.   If an award does not meet the requirements of Code Section 409A, it may result in an additional 20% tax obligation, plus penalties and interest payable by the recipient.
Plan Benefits
The grant of awards under the Plan is subject to the discretion of the Administrator. Accordingly, it is not presently possible to determine the benefits or amounts that may be received by individuals or groups pursuant to the Plan in the future.
The following table sets forth information with respect to the historical grant of awards under the Plan to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all non-employee directors as a group, and to all other employees as a group. The level of past grants is not necessarily indicative of the level of future grants.

Name and Title of Individual, or Group	Number of Performance Share Awards and PRSUs granted (A)	Number of Restricted Stock Awards granted	Number of RSUs granted	Number of shares underlying Options granted
William J. Miller, CEO	978,737	351,763	43,750	132,310
John P. Kiernan, SVP, CFO	168,021	92,522	9,450	55,720
Adrian Devasahayam, SVP, Product Line Mgmt.	99,944	88,099	13,800	18,640
Peter Porshnev, SVP, Unified Engineering	105,160	97,840	13,400	30,530
Susan Wilkerson, SVP, Global Sales & Services	51,350	85,917	8,400	0
All current executive officers, as a group	1,403,212	716,141	88,800	237,200
All non-executive directors, as a group	0	504,072	0	0
All employees, other than current executive officers, as a group	1,034,537	5,873,489	2,109,461	2,462,097

(A)
While attainment percentages vary depending on achievement of results relative to targets, each performance share is included in the table above as a single share.

The Board of Directors recommends a vote “FOR” the approval of the amendment of the Plan.

PROPOSAL 3:   ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail in the “Compensation Discussion and Analysis” section above, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis section for additional details about our executive compensation programs, including information about the fiscal year 2023 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and disclosures.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4:   RATIFICATION OF THE APPOINTMENT OF KPMG
Stockholders are being asked to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2024. Although the Board has the sole authority to appoint the Company’s independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection to our stockholders for ratification. If the stockholders do not ratify the appointment of KPMG, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company’s and the stockholders’ best interests. KPMG has been the Company’s independent registered public accounting firm since March 2015.
Our Audit Committee meets periodically with KPMG to review both audit and non-audit services performed by KPMG, as well as the fees charged for those services. Among other things, the Audit Committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by KPMG, including non-audit services, if any, are subject to pre-approval by the Audit Committee in accordance with applicable securities laws, rules and regulations. For more information, see “Audit Matters” above.
Representatives of KPMG will be present at the Annual Meeting and may make a statement if they so desire. They will also be available to respond to appropriate questions.
Approval of Proposal No. 4 will require the affirmative vote of a majority of the shares present or represented and voting on the proposal at the Annual Meeting. Each proxy received by the stockholders will be voted “FOR” the ratification of the appointment of KPMG, unless the stockholder provides other instructions.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

VOTING AND MEETING INFORMATION
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with the “notice and access” rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2023 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (“Notice”), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The proxy materials will be available on the internet starting on March 21, 2024, as described in the Notice. The Notice also instructs you as to how you may access and submit your proxy card. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
Who is entitled to vote?
You may vote if our records show that you owned shares of Veeco common stock on March 13, 2024, the record date for the meeting. At such time, 56,312,564 shares of Veeco common stock were both issued and outstanding. You are entitled to one vote for each share that you own.
How can I vote if I own shares directly?
If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being made available directly to you. Stockholders of record may vote (1) by marking, signing, dating and mailing each proxy card in the envelope provided, (2) by telephone or via the internet in advance of the meeting using the described means, (3) by attending the meeting and voting in person, or (4) by participating in the meeting virtually through our designated website  —  www.virtualshareholdermeeting.com/VECO2024  —  and casting your vote through the described virtual means. If you desire to vote in person, you must come to the meeting or execute a proxy designating a representative to vote for you at the meeting, which will be held at Veeco’s headquarter offices located at Terminal Drive, Plainview, New York 11803 at 8:30 a.m. (Eastern Time) on Thursday, May 9, 2024. For security reasons, please be prepared to show photo identification. Please note that if your Veeco shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity in order to vote your shares at the meeting. If you have any questions, please call our Investor Relations department at (516) 677-0200.
How can I vote if my shares are held through a brokerage, bank or similar organization?
If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being made available to you by such organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account. If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.” The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote in its discretion on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the street name owner does not provide any voting instructions. Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted. Under the rules of the NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. However, your broker does have discretion to vote your shares on routine matters such as Proposal 4. If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of the nominees for director, “FOR” the approval of an amendment to the Veeco Stock Incentive Plan, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the selection of KPMG LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2024. If any other matter is properly presented at the Annual Meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
How do I revoke or change my vote?
If you are a stockholder of record, you may revoke or change your vote by:
(1)
notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219, in writing at any time before the Annual Meeting;

(2)
submitting a later-dated proxy at any time before the Annual Meeting;

(3)
voting again by telephone or internet at a later time before the Annual Meeting; or

(4)
voting either in person or virtually at the Annual Meeting.

The latest-dated, timely and properly completed proxy that you submit before the Annual Meeting will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.
If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.
What is a “quorum”?
There must be a quorum for the Annual Meeting to be held. A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present or represented by proxy. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting. In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.
Abstentions:   Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.
Broker Non-Votes:   Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal.
How many votes are needed to approve each proposal?
Proposal:	Vote Required:	Broker Discretionary Voting Allowed?
Proposal 1 – Election of Three Directors	Majority of the Shares Cast for Each Director Nominee	No
Proposal 2 – Amendment to the 2019 Stock Incentive Plan	Majority of the Votes Cast	No
Proposal 3 – Advisory Vote on Executive Compensation	Majority of the Votes Cast	No
Proposal 4 – Ratification of Auditors for Fiscal Year 2024	Majority of the Votes Cast	Yes

With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN.
With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote a portion FOR all nominees except the specific nominees from whom you WITHHOLD your vote. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors shall be included in calculating the total votes cast with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.
If you abstain from voting on Proposals 1, 2, 3 or 4, the abstention will not have an effect on the outcome of the vote.
How will voting on any other business be conducted?
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to William J. Miller, Ph.D., Veeco’s CEO, and John P. Kiernan, Veeco’s CFO, to vote on such matters at their discretion.
Who will count the vote?
Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Annual Meeting on our website at www.veeco.com. Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the SEC within four business days after the Annual Meeting.
What does it mean if I get more than one Notice?
If your shares are registered in more than one name or in more than one account, you may receive more than one Notice. Please complete and return a proxy or vote instruction card for each Notice you receive to ensure that all of your shares are voted.
I have Veeco shares that are held in street name, as do others in my household. We received only one copy of the proxy materials. How can I obtain additional copies of these materials?
In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and who request printed copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at (516) 677-0200.
When are stockholder proposals for the 2025 Annual Meeting due?
In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2025 Annual Meeting must submit their proposals so that they are received by the Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, New York 11803 by November 21, 2024. Any such proposal must comply with the requirements of our Seventh Amended and Restated Bylaws, as amended (“Bylaws”), and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2025 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2025 Annual Meeting, must be delivered in writing to the Corporate Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. However, if we hold the 2025 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly. In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2025 Annual Meeting.
For more information, including the information required to be included in a stockholder proposal, please refer to our Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on January 10, 2023.
Can a stockholder nominate someone to be a director of Veeco?
As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, New York 11803. The deadlines for submitting stockholder nominations of directors are the same as those set forth above with respect to the submission of stockholder proposals. The recommending stockholder must submit a written recommendation that sets forth the information required by our Bylaws with respect to the recommending stockholder and such stockholder’s nominee. This submission shall include a written agreement from the recommending stockholder to the Company representing that such nominee:
•
is not and will not become a party to any agreement with any person: (i) with respect to how the nominee will act or vote on any issue that has not been disclosed to the Company, or (ii) that could interfere with the nominee’s ability to comply with his or her fiduciary duties;

•
is not and will not become a party to any agreement with any person other than the Company with respect to any compensation, reimbursement or indemnification in connection with service as a director that has not been disclosed to the Company; and

•
will comply with all corporate governance, conflict of interest and other policies and guidelines of the Company that are applicable to the Company’s directors.

In addition, the Company may require any nominee to furnish such other information as the Company may reasonably request, including: (i) as may be required by the Company’s directors’ and officers’ questionnaire, (ii) as may reasonably be required by the Company to determine the qualifications of such nominee to serve as a director of the Company, (iii) as may reasonably be required by the Company to determine the eligibility of such nominee to serve as an independent director of the Company, and (iv) that could be material to a reasonable stockholder’s understanding of the qualifications of such nominee to serve as a director of the Company or the independence or lack of independence of such proposed nominee.
For more information please refer to our Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on January 10, 2023.
How can stockholders communicate with Veeco’s Directors?
Stockholders may address communications (other than sales or employment-related communications) to one or more members of the Board by letter addressed to Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, New York 11803. The Corporate Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

How much will this proxy solicitation cost?
D.F. King & Co., Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $13,000, plus reimbursement of out-of-pocket expenses. The expense of soliciting proxies will be borne by Veeco. In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. D.F. King may contact stockholders by mail, telephone, fax and personal interviews. Veeco has agreed to indemnify D.F. King against certain liabilities and expenses in connection with such solicitations, including liabilities under the federal securities laws. Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.
Who is soliciting my vote?
Your vote is being solicited by the Board of Directors of Veeco, on behalf of the Company.

Appendix A
AMENDMENT NO. 2
TO THE
VEECO INSTRUMENTS INC.
2019 STOCK INCENTIVE PLAN
This Amendment No. 2 to the Veeco Instruments Inc. 2019 Stock Incentive Plan (the “2019 Plan”) is made and adopted by Veeco Instruments Inc., a Delaware corporation (the “Company”), subject to approval by the stockholders of the Company.
WITNESSETH:
WHEREAS, the 2019 Plan was amended and restated by action of the Board of Directors on March 14, 2019 and the amendment and restatement was approved by the Company’s stockholders on May 3, 2019;
WHEREAS, Section 3(a) of the 2019 Plan provided that, subject to adjustment upon changes in capitalization of the Company as provided in Section 10 of the 2019 Plan, the maximum number of shares of Company common stock available for sale under the 2019 Plan is 13,300,000 shares;
WHEREAS, the 2019 Plan was amended by action of the Board of Directors on February 3, 2022 to increase the number of shares of Company common stock available for sale thereunder from 13,300,000 shares to 17,800,000 shares and such amendment was approved by action of the Company’s stockholders at the Company’s annual meeting on May 12, 2022 (the “2022 Amendment”);
WHEREAS, the Board believes it to be in the best interests of the Company and its stockholders to amend the Plan further to increase the aggregate number of shares available for sale under the 2019 Plan by 3,500,000 shares, to a total of 21,300,000 shares; and
WHEREAS, the Board may amend the 2019 Plan at any time, provided stockholder approval is obtained with respect to any amendment to the extent such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the 2019 Plan is hereby amended, subject to approval of the Company’s stockholders, as follows:
1.   The first sentence of Section 3(a) of the 2019 Plan is hereby amended by deleting the present sentence in its entirety and substituting the following in lieu thereof:
“(a)   Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 21,300,000 Shares.”
2.   Except as hereby modified, the 2019 Plan, as amended by the 2022 Amendment, shall remain in full force and effect.
*    *    *    *    *

VEECO INSTRUMENTS INC.
2019 STOCK INCENTIVE PLAN
(amended, restated and renamed effective May 3, 2019)
1.   Purposes of the Plan and Plan History.   The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business. On May 14, 2010, the Company’s stockholders approved the original version of the Plan, which was then named the 2010 Stock Incentive Plan. The Plan initially provided for the issuance of up to 3,500,000 shares of the Company’s common stock. An amendment and restatement of the Plan adding 3,250,000 shares was approved by the Company’s stockholders on December 10, 2013, and an amendment and restatement of the Plan adding 3,800,000 shares and making other changes described in the Company’s annual proxy statement for the 2016 Annual Meeting of Stockholders was approved by the Company’s stockholders on May 5, 2016. The current version of the Plan, which has been renamed the 2019 Stock Incentive Plan, was approved by the Company’s Board of Directors on March 14, 2019, subject to approval of the Company’s stockholders at the Company’s 2019 Annual Meeting of Stockholders.
2.   Definitions.   The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
“Administrator” means the Board or any of the Committees appointed to administer the Plan. Subject to further designation by the Board, the Compensation Committee of the Board shall be the Administrator.
“Amendment and Restatement Effective Date” means May 3, 2019, the date of the Company’s 2019 Annual Meeting of Stockholders.
“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
“Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company, or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.
“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.
“Award Agreement” means the written agreement or notice evidencing the grant of an Award by the Company, including the terms and conditions governing the Award and any amendments to any of them.
“Board” means the Board of Directors of the Company.
“Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction, such definition of “Cause” shall not apply until a Corporate Transaction actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board or any other committee composed of members of the Board appointed by the Board to administer the Plan.
“Common Stock” means the common stock of the Company.
“Company” means Veeco Instruments Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.
“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
“Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Unless determined otherwise by the Administrator or as may otherwise be required to comply with Code Section 409A, a Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company, a Related Entity, or a successor in any capacity of Employee, Director or Consultant; provided, however, that, except as otherwise determined by the Administrator or provided in the Award Agreement or other agreement, any change in status from Employee to Consultant shall cause Continuous Service to be interrupted. Notwithstanding the foregoing, whether a change in status causes a “separation from service” under Code Section 409A shall be determined under rules applicable under Code Section 409A, to the extent applicable. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.
“Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (i) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:
(i)   the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in a single transaction or a series of related transactions of 30% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however that for purposes of the Plan, the following acquisitions shall not constitute a Corporate Transaction: (I) any acquisition by the Company, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Related Entity, (III) any acquisition by any Person which complies with clauses (A), (B) and (C) of paragraph (v) of this definition below, or (IV) in respect of an Award held by a particular Grantee, any acquisition by the Grantee or any “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933, as amended) of the Grantee. Persons described in clauses (I), (II), and (IV) of the previous sentence are referred to hereafter as “Excluded Persons”;

(ii)   Individuals who, on the date hereof constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed to be an Incumbent Director; provided, however that no individual initially elected or nominated as a director of the corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iii)   the dissolution or liquidation of the Company;
(iv)   the sale of all or substantially all of the business or assets of the Company; or
(v)   the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), (B) no Person (other than any Excluded Person), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors.
“Director” means a member of the Board or the board of directors of any Related Entity.
“Disability” means “disability” as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.
“Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.
“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of director’s fees by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)   If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the last trading day prior to the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on www.wsj.com or such other source as the Administrator deems reliable;
(ii)   In the absence of an established market for the Common Stock of the type described in (i) above, if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the last trading day prior to the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported on www.wsj.com or such other source as the Administrator deems reliable; or
(iii)   In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.
“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.
“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.
“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.
“Plan” means this Veeco Instruments Inc. 2019 Stock Incentive Plan (formerly named the Amended and Restated Veeco Instruments Inc. 2010 Stock Incentive Plan), as may be amended from time to time.
“Related Entity” means any Parent or Subsidiary of the Company.
“Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.
“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.
“Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.
“SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

“Share” means a share of the Common Stock.
“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.   Stock Subject to the Plan.
(a)   Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 13,300,000 Shares. Notwithstanding the foregoing, any Shares issued in connection with Awards other than Options and SARs shall be counted against the limit set forth herein as one and one-half (1.5) Shares for every one (1) Share issued in connection with such Award (and shall be counted as one and one-half (1.5) Shares for every one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Awards other than Options and SARs). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.
(b)   Any Shares covered by an Award (or portion of an Award), including an Award (or portion of an Award) originally granted under the Company’s 2013 Inducement Stock Incentive Plan, which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall again be available for grant and issuance pursuant to Awards under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares tendered, surrendered, returned or withheld to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan; and (iv) Shares repurchased on the open market with the proceeds of an Option exercise shall not become available for future issuance under the Plan. Notwithstanding anything in the Plan to the contrary, Shares issued pursuant to replacement Awards granted under Section 6(d) shall not reduce the number of Shares available for issuance pursuant to Awards under the Plan.
4.   Administration of the Plan.
(a)   Plan Administrator.
(i)   Administration with Respect to Directors and Officers.   With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.
(ii)   Administration With Respect to Consultants and Other Employees.   With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.
(iii)   Administration Errors.   In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)   Powers of the Administrator.   Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:
(i)   to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;
(ii)   to determine whether and to what extent Awards are granted hereunder;
(iii)   to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;
(iv)   to approve forms of Award Agreements for use under the Plan;
(v)   to determine the terms and conditions of any Award granted hereunder;
(vi)   to amend the terms of any outstanding Award granted under the Plan, provided that (A) the Administrator will not accelerate the vesting of an Award within the first year after the Award is granted unless it is permitted under Section 6(l), (B) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, and (C) except pursuant to an adjustment contemplated by Section 10 or the Assumption or Replacement of an Award pursuant to Section 11, without first obtaining approval of the Company’s stockholders, (i) neither the exercise price of any Option nor the base appreciation amount of any SAR may be reduced, (ii) no Option or SAR with an exercise price or base appreciation amount (as applicable) that exceeds the Fair Market Value of the underlying Shares may be cancelled in exchange for another Option, SAR, Restricted Stock, or other Award, or for cash or securities, (iii) no Option or SAR may be cancelled and replaced with Options or SARs with a lower exercise price or base appreciation amount (as applicable), and (iv) Options or SARs may not otherwise be amended or modified in a manner that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange upon which the Shares are listed. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;
(vii)   to construe and interpret the terms of the Plan and Awards, including without limitation, any Award Agreement, granted pursuant to the Plan;
(viii)   to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and
(ix)   to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.
The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.
(c)   Indemnification.   In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same. To the extent required by Applicable Laws, the payment of expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.
5.   Eligibility.   Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.
6.   Terms and Conditions of Awards.
(a)   Types of Awards.   The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.
(b)   Designation of Award.   Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be a Non-Qualified Stock Option unless specifically designated as an Incentive Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
(c)   Conditions of Award.   Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award, which may include, without limitation, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on, without limitation, any one, or any combination of, the following: (1) share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment, (9) operating income, (10) net operating income, (11) pre-tax profit, (12) cash flow, (13) revenue, (14) expenses, (15) earnings before interest, taxes and depreciation, (16) economic value added, (17) market share, (18) net income, (19) personal goals, (20) sales, (21) improvements in capital structure, (22) earnings before interest, taxes and amortization, (23) budget comparisons, (24) controllable profits, (25) expense management, (26) improvements in capital structure), (27) profit margins, (28) operating or gross margin, (29) profitability of an identifiable business unit or product, (30) cash flow, operating cash flow, or cash flow or operating cash flow per share, (31) reduction in costs, (32) return on capital, (33) improvement in or attainment of expense levels or working capital level, (34) earnings before interest, taxes, depreciation and amortization, and (35) bookings or orders. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any significant unusual or infrequently occurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be performance-based compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be performance-based compensation.
(d)   Acquisitions and Other Transactions.   The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.
(e)   Deferral of Award Payment.   The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.
(f)   Separate Programs.   The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.
(g)   Individual Limitations on Awards.
(i)   Individual Limit for Options and SARs.   The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be seven hundred fifty thousand (750,000) Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.
(ii)   Individual Limit for Restricted Stock and Restricted Stock Units.   For awards of Restricted Stock and Restricted Stock Units, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be five hundred thousand (500,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.
(iii)   Individual Limit on Non-Employee Director Compensation.   The maximum grant date fair value of Awards granted during a single fiscal year to any Non-Employee Director, together with any cash fees paid during the fiscal year in respect of the Non-Employee Director’s service as a member of the Board and any Board committees, shall not exceed $400,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, however, that the Board may make exceptions to this limit in extraordinary circumstances (provided the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation).
(h)   Deferral.   If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).
(i)   Term of Award.   The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.
(j)   Transferability of Awards.   Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.
(k)   Time of Granting Awards.   The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.
(l)   Minimum Vesting.   Awards pertaining to Shares shall be subject to a vesting period of not less than one year from the applicable grant date; provided, however, that the foregoing minimum vesting period will not prohibit vesting within such one year period in connection with: (i) a Corporate Transaction, (ii) a termination of Continuous Service due to death or Disability, (iii) replacement Awards granted pursuant to Section 6(d) in connection with acquisitions or other transactions, provided such replacement Awards do not reduce the vesting period of the award being replaced, or (iv) Awards granted after May 5, 2016 covering a maximum of five percent (5%) of the Shares authorized for issuance under the Plan.
(m)   Dividends and Dividend Equivalent Rights.   Dividends and Dividend Equivalent Rights will only become earned and payable if and to the extent the Awards to which they relate become vested.
7.   Award Exercise or Purchase Price, Consideration and Taxes.
(a)   Exercise or Purchase Price.   The exercise or purchase price, if any, for an Award shall be as follows:
(i)   In the case of an Incentive Stock Option:
(A)   granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or
(B)   granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(ii)   In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iii)   In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iv)   In the case of other Awards, such price as is determined by the Administrator.
(v)   Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)   Consideration.   Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:
(i)   cash;
(ii)   check;
(iii)   surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;
(iv)   with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company-designated or Company-approved brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;
(v)   with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or
(vi)   any combination of the foregoing methods of payment.
The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.
(c)   Taxes.   No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award with a Fair Market Value sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).
8.   Exercise of Award.
(a)   Procedure for Exercise; Rights as a Stockholder.
(i)   Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.
(ii)   An Award shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b)   Exercise of Award Following Termination of Continuous Service.
(i)   An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement or another applicable agreement between the Company and the Grantee.
(ii)   Where the Award Agreement or another applicable agreement between the Company and the Grantee permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.
(iii)   Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement or another applicable agreement between the Company and the Grantee.
9.   Conditions Upon Issuance of Shares.
(a)   If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.
(b)   As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.
10.   Adjustments Upon Changes in Capitalization.   Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.   Corporate Transactions.
(a)   Termination of Award in Connection with Corporate Transaction.   The Administrator may determine that, as provided in a definitive agreement governing a Corporate Transaction, effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.
(b)   Acceleration of Award Upon Corporate Transaction.   Except as provided otherwise in an individual Award Agreement or other applicable agreement between the Company and the Grantee that was in effect as of the Amendment and Restatement Effective Date, in the event of a Corporate Transaction, (i) for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested (and, as applicable, exercisable and released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value)) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date, and (ii) for the portion of each Award that is Assumed or Replaced, any service-based vesting conditions shall not automatically be accelerated as a result of the Corporate Transaction, but any performance-based vesting conditions shall be deemed achieved based on the greater of (A) assumed achievement of target performance and (B) actual performance as determined by the Administrator through the date of the Corporate Transaction (unless the Administrator determines that measurement of actual performance cannot be reasonably assessed, in which case the performance condition shall be deemed achieved based on assumed achievement of target performance). For purposes of clause (i) of this Section 11(b), if vesting of the Award is subject to the achievement of one of more performance conditions, the portion of such Award that shall become fully vested (and, as applicable, exercisable and released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value)) shall be based on the greater of (A) assumed achievement of target performance and (B) actual performance as determined by the Administrator through the date of the Corporate Transaction (unless the Administrator determines that measurement of actual performance cannot be reasonably assessed, in which case vesting shall be based on assumed achievement of target performance).
(c)   Effect of Acceleration on Incentive Stock Options.   Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.
12.   Effective Date; Term of Plan; Section 162(m).   The Plan originally became effective on April 10, 2010. The most recent amendment and restatement of the Plan shall become effective on the Amendment and Restatement Effective Date, subject to approval by the stockholders of the Company at the Company’s 2019 Annual Meeting of Stockholders. It shall continue in effect until the 10th anniversary of the Amendment and Restatement Effective Date, unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective. Notwithstanding anything in the Plan to the contrary, to the extent any amendment to the Plan made after November 2, 2017 would cause any Award (or portion thereof) that was intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code to fail to so qualify, such amendment shall not apply to such Award (or portion thereof).
13.   Amendment, Suspension or Termination of the Plan.
(a)   The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).
(b)   No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)   No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.   Reservation of Shares.
(a)   The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
(b)   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
15.   No Effect on Terms of Employment/Consulting Relationship.   The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.
16.   No Effect on Retirement and Other Benefit Plans.   Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
17.   Stockholder Approval.   The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.
18.   Unfunded Obligation.   Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
19.   Construction.   Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
20.   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
21.   Clawback.   To the extent allowed under applicable law, all Awards granted under the Plan, and any related payments made under the Plan, shall be subject to the requirements of any applicable clawback, repayment or recapture policy implemented by the Company, including any such policy adopted to comply with applicable law (including without limitation the Dodd-Frank Wall Street Report and Consumer Protection Act) or securities exchange listing standards and any rules or regulations promulgated thereunder, to the extent set forth in such policy and/or in any notice or agreement relating to an Award or payment under the Plan.
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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V35678-P05066 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. VEECO INSTRUMENTS INC. TERMINAL DRIVE PLAINVIEW, NEW YORK 11803 01) Richard A. D'Amore 02) Keith D. Jackson 03) Mary Jane Raymond Nominees: 1. To elect three directors named in the proxy statement to hold office until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified; 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers; 2. To approve an amendment to Veeco's 2019 Stock Incentive Plan to increase the authorized shares of Veeco's common stock thereunder by 3,500,000 shares; 4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024; and 5. To consider such other business as may properly come before the meeting. VEECO INSTRUMENTS INC. The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VECO2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON: You may choose to attend, and vote in person at the stockholder meeting. Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance, as well as directions on how to get to the meeting location. At the meeting, you will need to request a ballot to vote these shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.veeco.com.VEECO INSTRUMENTS INC.Annual Meeting of StockholdersMay 9, 2024 8:30 AM, EDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) William J. Miller, Ph.D. and John P. Kiernan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VEECO INSTRUMENTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on May 9, 2024, at Terminal Drive, Plainview, New York 11803, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side